UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.                     )

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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BlackRock, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2007

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2007 Annual Meeting of Stockholders.

We will hold the meeting on Wednesday, May 23, 2007, beginning at 9:00 a.m., local time, at BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 2006 Annual Report to Stockholders accompanies these enclosures.

Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will help ensure that the matters coming before the meeting can be acted upon. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the meeting and vote in person.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink

Chairman and Chief Executive Officer

BlackRock, Inc.

40 East 52nd Street New York New York 10022

April 23, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

We will hold the Annual Meeting of the Stockholders of BlackRock, Inc. at BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, on Wednesday, May 23, 2007, beginning at 9:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	elect five Class II directors to serve on our Board of Directors for a three-year term and one Class I director to serve on our Board of Directors for a two-year term;

(2)	ratify the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2007; and

(3)	consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were a BlackRock stockholder at the close of business on March 30, 2007.

We have enclosed a Proxy Statement, form of proxy and self-addressed envelope. Please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BlackRock, Inc.

40 East 52nd Street New York New York 10022

April 23, 2007

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of BlackRock, Inc. (“BlackRock”) of proxies to be voted at BlackRock’s 2007 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend our 2007 Annual Meeting of Stockholders on Wednesday, May 23, 2007, beginning at 9:00 a.m., local time. The Annual Meeting will be held at BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 23, 2007.

Items to be Voted on at the Annual Meeting

We will vote on the election of directors at the Annual Meeting.

We will vote on the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2007 at the Annual Meeting.

We will also consider other business that properly comes before the Annual Meeting.

Board Recommendation

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors and “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2007.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on March 30, 2007 are entitled to receive this notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of March 30, 2007, 116,350,944 shares of BlackRock’s common stock, par value $0.01 per share, were outstanding. Holders are entitled to one vote per share.

How to Vote

You may submit a proxy by telephone, via the Internet or by mail.

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on May 22, 2007 by calling the toll-free telephone number on the enclosed proxy card, 1-866-540-5760. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on May 22, 2007 by accessing the web site listed on your proxy card, www.proxyvoting.com/blk, and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with the telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

Submitting a Proxy by Mail: Mark your proxy, date, sign and return it to Mellon Investor Services LLC in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o Mellon Investor Services, Proxy Processing, P.O. Box 1680, Manchester, CT 06045-9986.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

Voting at the Annual Meeting

In the event you submit your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	submitting a proxy on a later date by telephone or Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Daylight Time on May 22, 2007;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If that happens, the nominees may vote these shares only on matters deemed

“routine” by the New York Stock Exchange (“NYSE”). The election of directors and the ratification of auditors are both deemed “routine” matters on which nominees have discretionary voting power.

A plurality of the votes cast is required for Item 1, the election of directors. A majority of the votes of shares of common stock represented and entitled to vote at the Annual Meeting is required for Item 2, the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2007. In the voting for Item 1, broker “non-votes”, if any, will be disregarded and have no effect on the outcome of the vote. In the voting for Item 2, abstentions from voting will have the same effect as voting against Item 2, and broker “non-votes,” if any, will be disregarded and have no effect on the outcome of such vote.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 40 East 52nd Street, New York, New York 10022, by contacting the Corporate Secretary of BlackRock.

Multiple Copies of Annual Report to Stockholders

Our 2006 Annual Report to Stockholders accompanies this Proxy Statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” will not be used, however, if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. You may also contact the Corporate Secretary at (212) 810-5300. You can also notify us that you would like to receive separate copies of BlackRock’s Annual Report and Proxy Statement in the future by writing to our Corporate Secretary. Even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card has been provided for each stockholder account. Each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the enclosed proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

BlackRock keeps all the proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock allows only its Inspector of Election, Mellon Investor Services LLC, to examine these documents. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to BlackRock management by Mellon Investor Services LLC.

Voting Results

Mellon Investor Services LLC, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which we plan to file with the Securities and Exchange Commission (the “SEC”) in August 2007.

Annual Report

BlackRock makes available free of charge through its website at www.blackrock.com, under the headings “Investor Relations / SEC Filings,” its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports. Requests for copies should be addressed to Investor Relations, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. Requests may also be directed to (212) 810-5300 or via e-mail to invrel@blackrock.com. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Neither the Annual Report on Form 10-K for the year ended December 31, 2006, nor the 2006 Annual Report to Stockholders, is part of the proxy solicitation materials.

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s amended and restated certificate of incorporation provides that the Board of Directors will initially consist of 17 directors, which number of directors may be increased or decreased by the Board of Directors. The Board of Directors is classified into three classes, designated Class I, Class II and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class generally are elected at each annual meeting to serve for full three-year terms or until their successors are elected and qualified. Each class consists of approximately one-third of the total number of directors constituting the entire Board of Directors.

Both BlackRock’s stockholder agreement with Merrill Lynch & Co., Inc. (“Merrill Lynch”) and BlackRock’s implementation and stockholder agreement with The PNC Financial Services Group, Inc. (“PNC”) provide that the Board of Directors will consist of 17 directors, including nine directors who will be independent for purposes of the rules of the NYSE and will not be designated by or on behalf of Merrill Lynch, PNC or any of their respective affiliates, four directors who will be members of BlackRock management (including at least one who will be a former executive of Merrill Lynch Investment Managers (“MLIM”)), two directors, each in a different class, who will be designated by Merrill Lynch and two directors, each in a different class, who will be designated by PNC. Merrill Lynch’s designees on the Board of Directors are currently E. Stanley O’Neal and Gregory J. Fleming. PNC’s designees on the Board of Directors are currently James E. Rohr and William S. Demchak. Laurence D. Fink, Ralph L. Schlosstein, Robert S. Kapito and Robert C. Doll are the four directors who are members of BlackRock management, with Mr. Doll being a former MLIM executive.

The terms of office for the five directors in Class II expire at this Annual Meeting. The Board of Directors has selected William O. Albertini, Dennis D. Dammerman, David H. Komansky, James E. Rohr and Ralph L. Schlosstein for election as Class II directors and William S. Demchak for election as a Class I director. If elected, each Class II director will serve until the annual meeting of stockholders in 2010 and William S. Demchak will serve until the annual meeting of stockholders in 2009, or, in each case, until succeeded by another qualified director who has been elected, or until his death, resignation or retirement. The Board of Directors has nominated William O. Albertini as a Class II director and William S. Demchak as a Class I director—effectively switching their class designations—to comply with provisions of our stockholder agreements with each of Merrill Lynch and PNC requiring us to use best efforts to cause the election of the PNC and the Merrill Lynch designees into separate classes.

The persons named in the enclosed proxy intend to vote the proxy “FOR” the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding the nominees for director and each continuing director is as of January 31, 2007.

Nominees for Class II Directors Whose Terms Will Expire in 2010

William O. Albertini (age 63), Director since 2003. Before retiring in 1999, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Global Wireless, Inc. from

September 1997 to April 1999. From January 1991 until August 1997, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Corp. and from 1995 to 1997 he served as a member of its board of directors. In addition, Mr. Albertini is a director of Airgas Inc., Triumph Group Incorporated and Charming Shoppes, Inc.

Dennis D. Dammerman (age 61), Director since 2005, retired on December 31, 2005 as vice chairman of the board and executive officer of General Electric Company and director, chairman and chief executive officer of GE Capital Services, positions he had held since 1998. Mr. Dammerman had also been a director of General Electric Company since 1994. Prior to that, Mr. Dammerman held various executive positions with General Electric Company and GE Capital Corporation after first joining General Electric Company in 1967. Mr. Dammerman is also chairman of the board of Capmark Financial Group Inc. and a director of Swiss Reinsurance Company.

David H. Komansky (age 67), Director since 2003, retired as chairman of the board of Merrill Lynch in April 2003. Mr. Komansky, who became chairman of the board of Merrill Lynch in April 1997, also served as a director and chief executive officer of Merrill Lynch from December 1996 to December 2002, and as a director, president and chief operating officer of Merrill Lynch from January 1995 to December 1996. In addition, Mr. Komansky is a director of WPP Group plc, AEA Investors LLC and Burt’s Bees, Inc.

James E. Rohr (age 58), Director since 1999, has served as chairman and chief executive officer of PNC and PNC Bank since May 2001, and chief executive officer since May 2000. Mr. Rohr is also a director of PFPC Worldwide, Inc., PNC’s global fund services company and a number of other PNC subsidiaries. Mr. Rohr is a director of PNC, Allegheny Technologies Incorporated and Equitable Resources, Inc.

Ralph L. Schlosstein (age 55), Director since 1999, has been president of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Schlosstein is also a member of BlackRock’s executive committee and management committee. Mr. Schlosstein is chairman of several of the boards of BlackRock’s closed-end investment companies, chairman and president of BlackRock Liquidity Funds, a director and officer of several of BlackRock’s alternative investment vehicles and chairman of the board of Anthracite Capital, Inc.

Nominee for Class I Director Whose Term Will Expire in 2009

William S. Demchak (age 44), Director since 2003, is vice chairman of PNC and PNC Bank. Before joining PNC in September 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for J.P. Morgan Chase & Co. from 1997 to May 2002.

Continuing Class III Directors Whose Terms Will Expire in 2008

Robert C. Doll (age 52), Director since 2006, has been vice chairman, chief investment officer of global equities and chairman of the private client operating committee of BlackRock since 2006. Prior to joining BlackRock, Mr. Doll was senior vice president of Merrill Lynch since April 2002, president and chief investment officer of MLIM since September 2001, co-head of MLIM Americas from November 1999 to September 2001 and chief investment officer for equities for MLIM Americas from June 1999 to November 1999.

Gregory J. Fleming (age 43), Director since 2006, has been executive vice president of Merrill Lynch since October 2003 and president of Global Markets & Investment Banking of Merrill Lynch (“GMI”) since August 2003. Mr. Fleming was chief operating officer of the global investment banking group of GMI from January 2003 to August 2003, co-head of the global financial institutions group of GMI from April 2001 to August 2003, head of the United States financial institutions group of GMI from June 1999 to April 2001 and managing director of the global investment banking group of GMI from February 1999 to October 2003.

Murry S. Gerber (age 53), Director since 2000, has served as president, chief executive officer and chairman of Equitable Resources, Inc., an integrated energy company, since May 2000 and as president and chief executive officer since June 1998.

James Grosfeld (age 69), Director since 1999, a private investor, was formerly chairman of the board and chief executive officer of Pulte Homes, Inc., a home builder and mortgage banking and financing company, from 1974 to 1990. In addition, Mr. Grosfeld is a director of Copart, Inc. and Lexington Corporate Properties Trust.

Sir Deryck Maughan (age 59), Director since 2006, has been a managing director of Kohlberg Kravis Roberts and chairman of KKR Asia since 2005. Prior to joining KKR, Sir Deryck served as vice chairman of Citigroup from 1998 to 2004, chairman and chief executive officer of Salomon Brothers from 1992 to 1997 and chairman and chief executive officer of Salomon Brothers Asia from 1986 to 1991. He also was vice chairman of the NYSE from 1996 to 2000 and chairman of the US-Japan Business Council from 2002 to 2004. Prior to joining Salomon Brothers in 1983, he worked at Goldman Sachs. He served in H.M. Treasury (UK Economics and Finance Ministry) from 1969 to 1979. He also currently serves as a director of GlaxoSmithKline and Reuters.

Linda Gosden Robinson (age 54), Director since 2004, has been chairman of Robinson Lerer & Montgomery, LLC, a New York City strategic communications consulting firm, since May 1996. Ms. Robinson was chief executive officer of Robinson Lerer & Montgomery from May 1996 until January 2002. In March 2000, Robinson Lerer & Montgomery was acquired by Young & Rubicam Inc. (“Y&R”). In October 2000, Y&R was acquired by WPP Group plc. For more than five years prior to May 1996, she was chairman of the board and chief executive officer of Robinson Lerer Sawyer Miller Group or its predecessors. In addition, Ms. Robinson is a director of Revlon, Inc.

Continuing Class I Directors Whose Terms Will Expire in 2009

Kenneth B. Dunn, Ph.D. (age 55), Director since 2005, has served as Dean and Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University since July 2002. Prior to his positions at Carnegie Mellon University, Mr. Dunn was a managing director of Morgan Stanley Investment Management and co-director of the U.S. Core Fixed Income and Mortgage Teams. Mr. Dunn also managed the fixed-income trading, technology and insurance groups within the asset management division of Miller Anderson & Sherrerd, LLP and he continued in those roles when the firm was acquired by Morgan Stanley in 1996.

Laurence D. Fink (age 54), Director since 1999, has been chairman and chief executive officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink is also the chairman of BlackRock’s executive committee and management committee. He is also a trustee of the BlackRock Funds and a director of several of BlackRock’s offshore funds and alternative investment vehicles.

Robert S. Kapito (age 49), Director since 2006, has been vice chairman of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Kapito is also head of portfolio management and a member of BlackRock’s executive committee and management committee. He also serves as president of several of BlackRock’s closed-end investment companies.

Thomas H. O’Brien (age 70), Director since 1999, retired as chief executive officer of PNC on May 1, 2000, after 15 years in that position and retired as chairman of PNC on May 1, 2001, after 13 years in that position. Mr. O’Brien is a director of Verizon Communications, Inc. and Hilb, Rogal & Hobbs Co.

E. Stanley O’Neal (age 55), Director since 2006, has been a director of Merrill Lynch since 2001, chairman of the board of Merrill Lynch since April 2003, chief executive officer of Merrill Lynch since December 2002 and president and chief operating officer of Merrill Lynch since July 2001. Mr. O’Neal was executive vice president of Merrill Lynch from April 1997 to July 2001, president of Merrill Lynch U.S. Private Client (now a part of Global Private Client) from February 2000 to July 2001 and chief financial officer of Merrill Lynch from March 1998 to February 2000.

Other Executive Officers

In addition to Messrs. Fink, Schlosstein, Kapito and Doll, the following persons serve as BlackRock’s executive officers:

Keith T. Anderson (age 47), has been vice chairman and global chief investment officer for fixed income since 2006. Previously, Mr. Anderson was managing director and chief investment officer for fixed income. Mr. Anderson is also a member of BlackRock’s executive committee and management committee.

Paul L. Audet (age 53), has been managing director and acting chief financial officer of BlackRock since March 2007 and head of BlackRock’s cash management business since 2005. Mr. Audet served as managing director and chief financial officer from 1998 to 2005. Mr. Audet is also a member of BlackRock’s executive committee and management committee.

Robert P. Connolly (age 52), has been managing director and general counsel of BlackRock since 1997. Mr. Connolly is also a member of BlackRock’s executive committee and management committee.

Robert W. Fairbairn (age 41), has been vice chairman, chairman of EMEA/Australia and co-chairman of the global operating committee of BlackRock since 2006. Mr. Fairbairn is also a member of BlackRock’s executive committee and management committee. Prior to joining BlackRock, Mr. Fairbairn was senior vice president of Merrill Lynch since January 2006 and Head of MLIM’s EMEA Pacific region since May 2005. Mr. Fairbairn was appointed head of MLIM’s EMEA Sales Division in 1999 and appointed chief operating officer of MLIM’s EMEA Pacific region in March 2001. Prior to joining MLIM, Mr. Fairbairn worked for the asset management divisions of Lazard and GT Management.

Bennett W. Golub, Ph.D. (age 49), has been managing director and head of portfolio risk management since 2003. Previously, Mr. Golub was managing director and co-head of BlackRock Solutions®. Mr. Golub is also a member of BlackRock’s executive committee and management committee.

Charles S. Hallac (age 42), has been vice chairman and head of BlackRock Solutions since 2006. Previously, Mr. Hallac was managing director and head of BlackRock Solutions. Mr. Hallac is also a member of BlackRock’s executive committee and management committee.

Barbara G. Novick (age 46), has been vice chairman and head of account management since 2006. Previously, Ms. Novick was managing director and head of account management. Ms. Novick is also a member of BlackRock’s executive committee and management committee.

Susan L. Wagner (age 45), has been vice chairman since 2006 and chief operating officer since 2005. Previously, Ms. Wagner was managing director and head of strategy and product development. Ms. Wagner is also a member of BlackRock’s executive committee and management committee.

Director Independence

The Board of Directors annually determines the independence of directors. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with BlackRock. On September 27, 2006, the Board of Directors adopted amended categorical standards to assist it in determining whether or not certain relationships between the members of the Board of Directors and BlackRock or its affiliates and subsidiaries (either directly or as partner, stockholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of the listing standards of the NYSE. The categorical standards provide that the following relationships are not material for such purposes:

•

relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking, or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•

relationships with companies of which a director is a stockholder or partnerships of which a director is a partner, provided the director is not a principal stockholder of the company or a principal partner of the partnership;

•

contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director, or trustee if (a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year, and (b) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and

•	relationships involving a director’s relative unless the relative is an immediate family member of the director.

The Board has determined that Messrs. Albertini, Dammerman, Dunn, Gerber, Grosfeld, Komansky, Maughan and O’Brien and Ms. Robinson are “independent” as defined in the NYSE listing standards, and that all relationships between such directors and BlackRock meet the categorical standards adopted by the Board of Directors.

Board Committees

The Board of Directors has four standing committees: an Audit Committee, a Management Development and Compensation Committee, a Nominating and Governance Committee and an Executive Committee. The current charters for each of the Audit Committee, Management Development and Compensation Committee, Nominating and Governance Committee and Executive Committee are available on our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Committee Charters.” Further, BlackRock will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

The Board of Directors met 13 times during 2006. During 2006, the Board of Directors’ committees held the following number of meetings: Audit Committee—15 meetings; Management Development and Compensation Committee—nine meetings; Nominating and Governance Committee—four meetings; and Executive Committee—no meetings. In 2006, each director then serving attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served. Directors are encouraged to attend the annual meetings of BlackRock stockholders. Thirteen directors, the entire Board at the time, attended the last annual meeting of stockholders.

The Audit Committee

The Board of Directors has a standing Audit Committee that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 establishes listing standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee’s responsibility to select and oversee the company’s independent auditor; procedures for handling complaints regarding the company’s accounting practices; the authority of the audit committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the audit committee. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm—Audit Committee Pre-Approval Policy.”

The Audit Committee’s primary purposes are to assist Board oversight of the integrity of BlackRock’s financial statements, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor and the compliance by BlackRock with legal and regulatory requirements. The Audit Committee also prepares the Audit Committee report as required by the SEC’s rules for inclusion in BlackRock’s annual proxy statement. The Audit Committee is presently composed of Messrs. Albertini (Chairman), Dammerman, Dunn and Gerber. The Board of Directors has determined that Mr. Albertini qualifies as an “audit committee financial expert” as defined in the SEC rules and the Board has determined that each of Messrs. Albertini, Dammerman, Dunn and Gerber has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Furthermore, the Board of Directors has determined that each of Messrs. Albertini, Dammerman, Dunn and Gerber has no material relationship with BlackRock (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal auditors, and independent registered public accounting firm. The report of the Audit Committee is included on page 15.

The Management Development and Compensation Committee

The Management Development and Compensation Committee is responsible for establishing the compensation of BlackRock’s executive officers and providing oversight of BlackRock’s other employee benefit and compensation plans. The Management Development and Compensation Committee is presently composed of Messrs. Komansky (Chairman), Dammerman, Grosfeld and Maughan. The Board of Directors has determined that all of the members of the Management Development and Compensation Committee are “independent” within the meaning of the listing standards of the NYSE. Each of the committee members is also a “non-employee director” as defined in Section 16 of the Exchange Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

Additional information on the Management Development and Compensation Committee’s processes and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below. The report of the Management Development and Compensation Committee is included following the Compensation Discussion and Analysis, on page 26.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors by: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to BlackRock; leading the Board of Directors in its annual review of the Board of Directors’ and management’s performance; and recommending to the Board of Directors director nominees for each committee. The Nominating and Governance Committee is presently composed of Ms. Robinson and Messrs. O’Brien (Chairman) and Grosfeld. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are “independent” within the meaning of the listing standards of the NYSE.

The Executive Committee

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law, our stockholder agreements with Merrill Lynch and PNC and BlackRock’s amended and restated bylaws and except to the extent another committee has been accorded authority over the matter, and can exercise such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Ms. Robinson and Messrs. Fink (Chairman), Fleming, Gerber and Rohr.

Consideration of Director Candidates

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “—Identifying and Evaluating Candidates for Director.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “—Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for membership on the Board of Directors. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of BlackRock, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, the amended and restated bylaws of BlackRock permit stockholders to nominate directors for consideration at an annual stockholders’ meeting. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

Director Qualifications

BlackRock’s Corporate Governance Guidelines contain Board of Directors’ membership criteria that apply to candidates recommended by the Nominating and Governance Committee for a position on BlackRock’s Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of BlackRock and that a person have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of BlackRock’s stockholders.

Identifying and Evaluating Candidates for Director

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Governance Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or a person designated by the Nominating and Governance Committee will contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee requests information from the candidate and reviews the candidate’s accomplishments and qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Each nominee for election to our Board of Directors this year has previously served as a BlackRock director. Messrs. O’Neal and Fleming joined the Board of Directors upon the closing of the merger of MLIM with BlackRock on September 29, 2006 (the “MLIM Transaction”). Sir Deryck Maughan was appointed to the Board of Directors in September 2006 and was recommended for consideration by the Nominating and Governance Committee based on the recommendation of a non-management director, Mr. O’Brien, who is Chairman of the Nominating and Governance Committee.

Executive Sessions

Executive sessions of non-management directors are held quarterly. “Non-management directors” include all directors who are not BlackRock officers. Currently, Messrs. Fink, Schlosstein, Doll and Kapito are the only BlackRock officers serving on the Board of Directors. Each session is chaired by one of the non-management members of the Board of Directors selected by the non-management directors in attendance at the meeting. Any non-management director can request that an additional executive session be scheduled. At least once a year an executive session of only those directors determined to be “independent” within the meaning of the listing standards of the NYSE is held.

Communications with the Board

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors, any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Communications Department, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.blackrock.com. Under the headings “Investor Relations / Corporate Governance / Communicate with our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board of Directors, any individual director, or any group or committee of directors.

All communications received as set forth in the preceding paragraph will be reviewed by a member of each of BlackRock’s Corporate Communications and Legal and Compliance Departments for the sole purpose of determining whether the contents represent a message to our directors. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics for BlackRock’s directors, officers and employees, which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of BlackRock assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

BlackRock’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available at our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.” Further, BlackRock will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, BlackRock has adopted a Code of Ethics for Chief Executive and Senior Financial Officers which addresses these important topics, among others: conflicts of interest; compliance with laws, rules and regulations; and encouraging the reporting of any illegal or unethical behavior. The Code of Ethics is available at our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.” BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics by posting such information on its corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.”

Stockholders are encouraged to visit the “Investor Relations / Corporate Governance” page of the BlackRock website at www.blackrock.com for additional information about BlackRock’s Board of Directors and its committees and corporate governance at BlackRock.

Report of the Audit Committee

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act, or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits, or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of BlackRock in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte & Touche LLP, BlackRock’s independent registered public accounting firm for 2006.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of nonaudit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

William O. Albertini (Chairman)

Dennis D. Dammerman

Kenneth B. Dunn, Ph.D.

Murry S. Gerber

OWNERSHIP OF BLACKROCK COMMON AND PREFERRED STOCK

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s equity securities as of March 30, 2007, by: (i) each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding equity securities of BlackRock; (ii) each of BlackRock’s directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of equity securities shown. The number of shares of equity securities shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following security ownership table, beneficial ownership includes any shares of equity securities as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of March 30, 2007, through the exercise of any option, warrant or right.

As of March 30, 2007, there were 116,350,944 shares of BlackRock’s common stock outstanding and 12,604,918 shares of BlackRock’s Series A participating preferred stock outstanding.

	Amount of beneficial ownership of common stock	Percent of common stock outstanding	Amount of beneficial ownership of Series A participating preferred stock	Percent of Series A participating preferred stock outstanding
Merrill Lynch & Co., Inc. and affiliates (1) 222 Broadway New York, NY 10038	52,397,248	45.03%	12,604,918	100%
The PNC Financial Services Group, Inc. and affiliates (2) One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	44,467,174	38.22%	—	—
William O. Albertini	18,759	*	—	—
Keith T. Anderson (3)(4)(5)(6)	414,802	*	—	—
Steven E. Buller (4)(5)	331	*	—	—
Dennis D. Dammerman	2,584	*	—	—
William S. Demchak	—	*	—	—
Robert C. Doll (5)	—	*	—	—
Kenneth B. Dunn	2,829	*	—	—
Laurence D. Fink (3)(4)(5)(6)	2,123,715	1.83%	—	—
Gregory J. Fleming	95	*	—	—
Murry S. Gerber	20,936	*	—	—
James Grosfeld	24,017	*	—	—
Robert S. Kapito (3)(4)(5)(6)(7)	1,348,247	1.16%	—	—
David H. Komansky	4,221	*	—	—
Sir Deryck Maughan	975	*	—	—
Thomas H. O’Brien	10,483	*	—	—
E. Stanley O’Neal	—	*	—	—
Linda Gosden Robinson	13,141	*	—	—
James E. Rohr	3,524	*	—	—
Ralph L. Schlosstein (3)(4)(5)(6)(8)	1,033,931	*	—	—
All directors and executive officers as a group (26 persons) (4)(5)(6)	7,492,597	6.44%	—	—

*	The number of shares of common stock held by such individual is less than 1.0% of the outstanding shares of common stock.
(1)	Based on the Schedule 13D of Merrill Lynch & Co., Inc. and affiliates filed on October 10, 2006.
(2)	Based on the Schedule 13G Amendment No. 4 of The PNC Financial Services Group, Inc. and affiliates filed on February 13, 2007.
(3)	Includes shares of BlackRock common stock held jointly and/or indirectly.
(4)	Does not include unvested shares of restricted common stock.
(5)	Does not include unvested restricted stock units.
(6)	Includes shares of BlackRock common stock subject to employee stock options held by the executive officers and either exercisable as of March 30, 2007 or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Anderson (125,100 shares), Fink (612,500 shares), Kapito (277,500 shares) and Schlosstein (275,000 shares) and for all directors and executive officers as a group (2,092,600 shares). Non-management directors do not own any options.
(7)	Includes 900,637 shares subject to an account level pledge.
(8)	Includes 452,500 shares subject to an account level pledge.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction and Objectives

BlackRock’s ability to service its clients creatively and effectively is critical to its success. To continue to differentiate itself, BlackRock requires executive officers who possess a unique blend of intellectual capabilities, business acumen and innovation to be able to anticipate and plan for market trends, utilize and deploy technology solutions, develop and sell innovative products and deliver consistently superior investment performance. Further, BlackRock must engage talent successfully within the highly competitive financial services industry by offering the most compelling combination of career opportunities, productive environment and compensation. Within this context, BlackRock’s executive compensation program is designed to:

•	Attract, retain and motivate executive officers capable of making significant contributions to BlackRock’s long-term success;

•	Align the interests of executive officers with those of stockholders;

•	Control fixed costs by ensuring that a significant portion of compensation expense can vary with profitability; and

•	Place a significant portion of an executive officer’s total compensation at risk by linking it to BlackRock’s financial and common stock price performance.

Overall Design

BlackRock’s executive compensation program is designed to reward achievement of short- and long-term results through a mix of compensation elements that specifically correlate with these results. Base salaries generally represent a small portion of total compensation and are designed to provide income stability at a level consistent with, but not driven by, market practice. Incentive pay opportunities are based on achievement of strategic goals and provide upside potential and downside risk aligned with the financial and market performance of BlackRock. Incentive pay opportunities are awarded in the form of cash- or equity-based awards tied to the achievement of objectives. These objectives, depending on the program, may be short- or long-term in nature.

The Management Development and Compensation Committee of the Board (the “MDCC”) determines and approves CEO compensation. With respect to the other named executive officers listed in the Summary Compensation Table, the MDCC seeks recommendations from the CEO and approves all pay actions. The MDCC considers the sum of all pay elements when reviewing and approving annual compensation recommendations. Although the framework for compensation decision-making is tied to the financial performance of BlackRock, the MDCC and the CEO (in his development of recommendations for the other executive officers) maintain significant decision-making discretion to determine individual compensation based on achievement of strategic and operating results and other considerations such as management and leadership capabilities.

The MDCC endorses executive management’s view that pre-incentive operating income has a direct correlation with shareholder value creation because of its focus on both revenue growth and expense management. To that end, annual incentive awards made to the named executive officers are linked to pre-incentive operating income. While the determination of annual incentive awards is based on annual results, the payment of a portion of these awards in the form of BlackRock stock introduces a longer-term element as well as retention value through the time-based vesting requirements of the stock award.

BlackRock uses long-term incentive awards to align the interests of named executive officers with those of shareholders through ownership of BlackRock stock. Ownership of BlackRock stock, whether awarded as part of the annual incentive award or as a long-term incentive award, ensures that a significant element of total compensation is subject to the market performance of BlackRock. The risk element inherent in stock awards is a critical motivating factor of the overall compensation program.

Compensation Benchmarking and Consultant Input

The MDCC considers market intelligence on compensation to be an important data point in the determination of pay for the named executive officers. Benchmark data is one factor used in evaluating overall pay levels within BlackRock. However, quantitative and qualitative assessments of BlackRock’s performance and each individual’s contribution to that performance remain the primary determinants of individual pay decisions.

Management engages an independent third party to gather market data annually and to analyze the competitiveness of its executive compensation programs. In 2006, management engaged McLagan Partners, a compensation consultant that specializes in conducting proprietary compensation surveys and interpreting pay trends in the financial services sector, including a specialized focus on the asset management industry. The companies that participate in the McLagan Partners’ surveys represent direct peers, including organizations that do not publicly disclose compensation data for their asset management executives. For 2006, the data reflected pay practices of 19 asset management firms with median 2006 assets under management (“AUM”) of $570 billion. Confidentiality obligations to McLagan Partners and to its survey participants prevent BlackRock from disclosing the firms included in the surveys. In addition, the McLagan Partners surveys maintain the confidentiality of individual company pay practices. The results of McLagan Partners’ surveys were:

•	Analyzed to account for differences in the scale and scope of operations with those of BlackRock;

•	Used to evaluate BlackRock’s overall competitive compensation position as well as its position by functional business and by title; and

•

Used to make comparisons on an officer-by-officer basis, where an appropriate match of position scope and responsibilities could be made and sufficient market data was available to maintain the confidentiality of all participant firms.

The MDCC was presented with the results and analyses of the surveys and discussed with management and consultants the impact of market trends in compensation on the ability to attract and retain top talent. The MDCC also reviewed the types and mix of compensation elements offered by peer companies to their employees. When determining the appropriate benchmark data to use, the MDCC considered the size and complexity of BlackRock, and the scope of individual positions, as each existed before and after the closing of the MLIM Transaction.

The MDCC directly retained Semler Brossy Consulting Group LLC (“Semler Brossy”), a compensation consultant, to provide objective advice on the practices and the competitive landscape for the compensation of BlackRock’s executive officers. Semler Brossy reviewed the firms included in the McLagan Partners’ analyses and the results of the competitive surveys. Semler Brossy also reviewed publicly disclosed pay information for executive management roles within certain publicly traded asset management firms (Affiliated Managers Group, Inc., AllianceBernstein Holdings L.P., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Janus Capital Group Inc., Legg Mason, Inc., Nuveen Investments, Inc. and T. Rowe Price Group, Inc.). These firms were selected because, among companies for whom publicly available data exists, these are the most similar to BlackRock in terms of size, scope and complexity. However, these firms are not ideal comparators (for example, they are generally smaller than BlackRock) and therefore were used only as a secondary reference. The companies used in the McLagan Partners’ study (which include both public and private companies) are more suitable comparators for these purposes. The MDCC also consulted with Semler Brossy on pay trends and emerging compensation practices among financial services firms beyond the asset management sector for general context and perspective on the industry.

Elements of Compensation

The elements of BlackRock’s executive compensation program include:

•	Base salaries;

•	Long-term incentive compensation;

•	Annual incentive awards;

•	Retirement and other benefits; and

•	Perquisites.

Base Salaries

As noted above, base salaries are intended to provide regular cash flow to executives throughout the year, and generally represent a small portion of total compensation. Increases in base salaries for named executive officers occur infrequently, but may be considered in the case of promotion, significant change in job scope or market movement over a period of years. No base salary increases were made to the named executive officers in 2006. As part of an overall review and alignment of base salaries for the executive management group, the MDCC approved a base salary increase in February 2007 of $50,000 for each of Messrs. Kapito and Anderson to $400,000 and $300,000, respectively. The increases were the first in over five years for any of the named executive officers in this Proxy Statement. No other named executive officers received a base salary increase.

Long-Term Incentive Compensation

As noted above, long-term incentives are designed to aid in the retention of senior management and to align their interests with long-term shareholder interests. In October 2002, BlackRock’s Board of Directors and the MDCC approved the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “2002 Performance-Based Retention Plan”). Under this Plan, awards of stock options were made in October 2002 to certain named executive officers. The stock option grants have a strike price of $37.36. In the first quarter of 2006, BlackRock commenced expense recognition of these awards in accordance with FAS 123(R). These awards vested on December 31, 2006 and may be exercised at any time, subject to pre-clearance constraints, for up to ten years from award date.

Under the 2002 Performance-Based Retention Plan, BlackRock also granted $231 million in incentive awards (the “Compensation Awards”), with payment subject to the achievement of certain performance hurdles. The purpose of the awards was to motivate management to grow BlackRock’s earnings and the value of BlackRock stock from its then current price of $37.36 to at least $62 over a five-year period. The award was designed to pay a fixed value determined at the time of the award. However, the form of payment was designated to be 16.67% in cash and 83.33% in stock. The number of shares of BlackRock common stock used to settle the stock distribution requirement was determined to be the dollar value to be paid in stock divided by the stock price at the time of payment.

The Compensation Awards were non-dilutive to shareholders due to a commitment by PNC, BlackRock’s principal shareholder at the time the awards were made, to substantially fund the plan. PNC committed four million shares of its BlackRock common stock to fund $200 million of the Compensation Awards and to fund future long-term incentive awards with shares remaining from the initial commitment. Due to the share price increase from $37.36 to $168.58 over the vesting period, 2.97 million shares of PNC’s original four million share commitment remained available to fund future long-term incentive awards.

The performance hurdle was met on March 31, 2005, the earliest date that the hurdle could be achieved under the terms of the Plan, when the average daily closing price of BlackRock common stock for the required three-month period beginning January 1, 2005 exceeded $62 per share. This reflected stock price appreciation of 66% since the initial grant date. In the third quarter of 2004, BlackRock commenced expense recognition associated with the Compensation Awards in anticipation of the achievement of the performance hurdle. Ultimately, the share price appreciated 351% to close at $168.58 on the payment date, well above the $62.00 price hurdle. In January 2007, the MDCC designated January 29, 2007 as the payment date under the 2002 Performance-Based Retention Plan for the Compensation Awards. Payments of these awards to the named executive officers are reflected under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as compensation for 2006. The distribution of Compensation Awards resulted in the transfer of 1.03 million shares of BlackRock common stock to participants.

In light of the reduction in retention value associated with the vesting and payment of the Compensation Awards and the desire to maintain management’s strong alignment with shareholder interests, the MDCC granted new performance-based long-term incentive awards to the named executive officers under the 1999 Stock Award and Incentive Plan (the “Stock Award Plan”) on January 31, 2007. These awards were granted in the form of stock options for Messrs. Fink, Schlosstein and Kapito and were made in a mix of stock options and restricted stock units for the other named executive officers. A restricted stock unit represents an unsecured promise to deliver a share of BlackRock common stock for each restricted stock unit. The total value of the awards to the named executive officers were: Mr. Fink ($16,715,000), Mr. Schlosstein ($9,640,000), Mr. Kapito ($9,640,000), Mr. Anderson ($7,890,000) and Mr. Buller ($2,145,000). The awards vest on September 29, 2011, the fifth anniversary of the closing of the MLIM Transaction, subject to achievement of a performance hurdle requiring either (i) earnings per share on a GAAP basis of $5.20 in 2009, $5.52 in 2010 or $5.85 in 2011, or (ii) a compound annual growth rate in earnings per share better than the median for BlackRock’s peer group in any of the following periods: 2006 to 2009, 2006 to 2010 or 2006 to 2011. For the purposes of these performance hurdles, the peer group will be the NYSE-listed mid- and large-cap asset management firms. These performance hurdles were established as part of the terms of an agreement with PNC to fund future long-term incentive award programs of BlackRock with the remainder of the four million share commitment made by PNC in conjunction with the 2002 Performance-Based Retention Plan. Accordingly, the terms of the performance hurdles should not be interpreted as an indication of expected future results. As these awards were granted in 2007, they are not reflected in the compensation tables in accordance with SEC regulations. The MDCC will, however, take a pro-rated portion of such grants into consideration when determining annual compensation for the named executive officers throughout the vesting period.

Annual Incentive Awards

Annual incentive awards represent a significant percentage of total compensation, as is typical in investment management and the broader financial services industry in which BlackRock competes. By placing a strong emphasis on annual incentive awards, BlackRock is able to limit fixed compensation expense while rewarding named executive officers for their individual contributions and the achievement of annual financial goals.

The process for determining individual annual incentive awards is driven initially by the available corporate bonus pool for the year for all employees. The available bonus pool is a function of pre-incentive operating income and includes an estimated stock component based on the annual guidelines approved by the MDCC for the cash and stock mix of bonus payments for the year. The corporate cash bonus accrual was reviewed at each meeting of the MDCC throughout 2006. The estimated cash bonus pool for all employees was also reviewed and approved by the MDCC at the beginning of the year-end process for determining annual incentive awards and the final pool was approved in January 2007 based on the financial results for the 2006 fiscal year.

A portion of the bonus pool for all employees is then allocated to senior management based on consideration of BlackRock’s financial results, the estimated average percentage increase in incentive compensation for all employees and the MDCC’s view as to the performance of senior management as a group during the year.

Managers recommend allocations of the corporate bonus pool to individuals based on a variety of factors including team and individual contributions to the short-and long-term success of BlackRock. Once individual recommendations are made for annual incentive awards, the cash and stock guidelines are applied to each recommendation to determine the amount to be paid in cash and stock. All recommendations in total and by cash and stock component are then aggregated and compared to the corporate cash accrual and estimated corporate bonus pool. Managers make adjustments to individual recommendations, as required, to ensure that the sum of all recommendations is in line with the amount of corporate bonus pool available.

The stock portion of annual incentive awards is granted in the form of restricted stock units under the Stock Award Plan for employees with total compensation in excess of $250,000. For 2005 bonuses, 25% of the annual incentive award for the named executive officers was granted in restricted stock units. In contrast, the portion of 2006 bonuses paid in restricted stock units was determined using a sliding scale ranging from 15% of the award for the first $250,000 of the award and increasing in increments to 50% for the portion of any awards in excess of $5 million. The MDCC agreed to this modification, as proposed by management, because it substantially increased the retention value and shareholder alignment of the compensation package for eligible employees, including the named executive officers. The MDCC retains the discretion to adjust the cash and stock components of annual incentive awards from time to time as it deems appropriate.

The number of restricted stock units awarded as part of the 2006 annual incentive awards was determined by dividing the dollar value of the stock portion of the award by the average of the high and low prices of BlackRock common stock on January 25, 2007, which was the second trading day following the release of BlackRock’s fourth quarter 2006 results. The restricted stock units vest in three equal increments on the first, second and third anniversaries of January 31, 2007. Dividend equivalents are paid on the restricted stock units prior to vesting in an amount equal to the dividends paid on shares of BlackRock common stock.

Determination of Annual Incentive Award for the CEO

The MDCC determined the annual incentive award for the CEO through a process of assessment of financial results and individual accomplishment, review of competitive survey data from McLagan Partners, consultation with Semler Brossy regarding market and financial context, appropriate weighting of individual accomplishments and the exercise of discretion.

Annual incentive decisions were made in the context of the total compensation package, including base salary and the annualized value of Mr. Fink’s long-term incentive award opportunity. For this purpose, the portion of the long-term incentive award included in the aggregate compensation considered by the MDCC was the initial value of any deferred cash and the Black-Scholes value of stock option awards made in 2002 and 2003, divided by five, the number of years over which the award vested.

The determination of the CEO’s annual incentive award was also made within the context of the available corporate bonus pool and the percent change in total compensation resulting from the bonus decision as well as individual factors, including:

•	Identification of the MLIM Transaction to position the franchise for continued growth through a broader product mix and expanded geographic scope;

•	Negotiation of the MLIM Transaction to deliver value for shareholders measured through continued share price appreciation and EPS growth as adjusted (as described in BlackRock’s Form 10-K); and

•

Improvement in operating income on an adjusted basis that is 73% higher than 2005 and improvement in operating margin on an adjusted basis to 37% from 36.8% for 2005 (as described in BlackRock’s Form 10-K).

Determination of Annual Incentive Awards for Other Named Executive Officers

For 2006, the allocation of the bonus pool to the other named executive officers was determined through a process that involved a series of meetings with the CEO and other members of executive management to review financial results as well as the individual accomplishments of the named executive officers. The CEO and the MDCC then reviewed with McLagan Partners the competitive survey results relating to individual executive positions. The CEO formulated recommendations and reviewed the rationale for each individual’s annual incentive award with the MDCC over a period of several weeks in the final stages of the year-end compensation process, culminating in approval in January 2007.

Similar to the CEO pay determination, individual annual incentive decisions for the other named executive officers were made in the context of each executive’s total compensation package, including base salary and the annualized value of any long-term incentive award opportunity. For this purpose, the portion of the long-term incentive award included in aggregate compensation was the initial value of the awards divided by the vesting period. The determination of annual incentive awards was also based on an assessment of individual contributions to BlackRock’s success throughout the year. These included:

•	MLIM Transaction-related efforts including: Creation of new management structures, rationalization of platforms and products, consolidation of investment teams and rebranding of products.

•

New business results (before giving effect to the MLIM Transaction) including: Net new business equal to $32.8 billion in AUM for the year and continued competitive investment performance where 66% of equity fund AUM and 52% of bond fund AUM were in the top two peer group quartiles for the 1-, 3- and 5-year periods ending December 31, 2006.

•	Financial performance including: EPS growth of 32% on an adjusted basis (as described in BlackRock’s Form 10-K) and 10% on a GAAP basis versus 2005.

•	Position scope change including: Additional responsibilities, expanded management scope and increased global complexity.

Other Performance-Based Awards

Messrs. Kapito and Anderson and other investment professionals may be eligible to receive payments tied to the performance fees generated by certain alternative investment products. These amounts are awarded in cash and stock using the sliding scale guidelines that apply to annual incentive awards.

Aggregate Compensation for 2006

Considering base salary and the annualized value of long-term incentive awards, the MDCC’s assessment of performance yielded 2006 annual incentive awards in the amounts shown in the table below. The aggregate of all pay components for Mr. Fink was $24,125,000, which was 26% higher than the aggregate for 2005. The combined aggregate compensation for the other named executive officers was approximately equal to the combined aggregate compensation for the same individuals in 2005. For all named executive officers, the 2006 annual incentive awards were paid in cash and stock, the stock portion of which is reflected in Footnote 2 of the Summary Compensation Table. The table that follows shows the amounts considered by the MDCC in determining annual incentive awards and are presented in a format that differs from the amounts required to be disclosed in the Summary Compensation Table by SEC regulations.

Named Executive Officer	2006 Base Salary	Annualized Value of Long Term Incentives	2006 Annual Incentive Award	Other Performance- Based Awards	Aggregate Compensation
Laurence D. Fink	$500,000	$5,125,000	$18,500,000	—	$24,125,000
Ralph L. Schlosstein	$400,000	$2,925,000	$9,600,000	—	$12,925,000
Robert S. Kapito	$350,000	$2,950,000	$10,750,000	$3,559,500	$17,609,500
Keith T. Anderson	$250,000	$2,975,000	$6,270,000	$2,051,500	$11,546,500
Steven E. Buller	$260,000	$600,000	$1,490,000	—	$2,350,000

Equity Award Practices

All grants of BlackRock equity awards are approved by the MDCC. For 2006 annual incentive awards, the cash value of the stock portion of the bonus was converted into restricted stock units by dividing this cash value by the average of the high and low prices per share of common stock of BlackRock on the second trading day after BlackRock’s fourth quarter 2006 earnings release, which was January 25, 2007. For the new long-term incentive awards granted in January 2007, the cash value was converted into restricted stock units and options by dividing this cash value by the average of the closing prices of BlackRock common stock during the five trading day period beginning on the second trading day following BlackRock’s fourth quarter 2006 earnings release. In the case of stock options, the result was then multiplied by 3.66—the multiple consistent with the option valuation model used for expensing options under FAS 123(R). The exercise price for the options was set equal to the closing price on January 31, 2007, the last day of the five trading day period and the grant date for the award.

In February 2007, the MDCC approved a written equity award policy to document its granting practices. Accordingly, this policy provides, among other elements, that:

•	Only the MDCC may grant equity awards;

•	Year-end awards would be converted into units, and options would be priced, based on common stock prices on prescribed days following BlackRock’s fourth quarter earnings release; and

•	In other circumstances, awards may be made with such terms as approved by the MDCC.

In recognition of the currently high level of direct ownership of BlackRock common stock by its executive officers, BlackRock does not have stock ownership guidelines.

Retirement and Other Benefits

Prior to the completion of the MLIM Transaction in September 2006, BlackRock employees participated in the benefits programs offered by PNC. Named executive officers participated in, or if coverage was elective, were eligible to participate in PNC’s health and welfare programs, including medical, dental and vision coverage, life and disability insurance, pension and 401(k) participation. The benefits and coverage provided to the named executive officers were the same as those available to all other employees. Subsequent to the closing of the transaction, BlackRock has established its own employee benefits and retirement programs in which all eligible employees participate, including the named executive officers. Program benefits include medical, dental, life and disability benefits and 401(k). BlackRock makes contributions to the 401(k) accounts of its named executive officers on a basis consistent with other employees. BlackRock does not maintain a supplemental executive retirement program.

Certain key employees, including the named executive officers, may voluntarily defer all or a portion of their annual incentive awards pursuant to the Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”). Elections to defer must be made no later than June 30 of the year for which the bonus is paid. Deferred amounts are held by BlackRock as unsecured assets and participants may, from time to time, elect to have their deferred account credited with future investment returns from among 15 benchmark funds. The benchmark investments for named executives are the same as for all other participants. Pursuant to the terms of the VDCP, deferred amounts and any benchmark returns are immediately vested. For 2006, none of the named executive officers set forth in the Summary Compensation Table elected to defer a portion of their bonus pursuant to the VDCP.

None of the named executive officers participate in any company sponsored defined benefit plan.

No Employment, Severance or Change of Control Agreements

Mr. Fink had an employment agreement with BlackRock that was allowed to expire without replacement on March 30, 2007. None of the named executive officers currently have employment, severance or change of control agreements with BlackRock. Mr. Buller entered into a letter agreement with BlackRock at the time of his hiring in September 2005, which is discussed below under the heading “—Payments Upon Termination—Letter Agreement.”

Perquisites

BlackRock makes certain perquisites and other benefits available to named executive officers that are considered a reasonable part of the executive compensation program consistent with competitive practice. The incremental costs of these benefits are included in the “All Other Compensation” column of the Summary Compensation Table. BlackRock obtains aircraft services from a third party supplier, which it makes available to all members of BlackRock’s Executive Committee for business and personal use. BlackRock imputes income to the executive officer with respect to the executive officer’s first 25 hours of personal use equal to BlackRock’s cost of obtaining the aircraft services. With respect to personal use in excess of 25 hours, the executive officer reimburses BlackRock for a portion of the cost of the airplane services and in respect of the portion not reimbursed BlackRock imputes income to the executive officer. BlackRock also provides a leased car and driver for Mr. Fink’s business and personal use.

Named executive officers may participate in investment opportunities offered from time to time to BlackRock employees. These offerings may be provided without charging management or performance fees consistent with the terms offered to other employees who meet the same applicable legal requirements.

Tax Implications

Section 162(m) of the Internal Revenue Code allows a federal income tax deduction for compensation exceeding $1 million paid to the CEO and certain other named executive officers if the payments are made under qualifying performance-based plans. All compensation paid to the named executive officers is intended to qualify as tax deductible under Section 162(m) of the Internal Revenue Code. The MDCC will, however, consider awarding compensation to named executive officers that is not fully deductible under Section 162(m) of the Internal Revenue Code in cases where it is determined to be in the best interest of the company and shareholders to do so.

For 2006, annual incentive awards were made to the named executive officers pursuant to BlackRock’s stockholder approved Amended and Restated 1999 Annual Incentive Performance Plan (the “Performance Plan”). In February 2006, the MDCC established a maximum corporate incentive pool based on pre-incentive operating income, and through prescribed formulas, effectively set maximum annual incentive award amounts for each of the named executive officers in accordance with the Performance Plan.

Report of the Management Development and Compensation Committee

The following is the Management Development and Compensation Committee report to stockholders. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Management Development and Compensation Committee Report on Executive Compensation for Fiscal Year 2006

The Management Development and Compensation Committee of BlackRock has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

David H. Komansky (Chairman)

Dennis D. Dammerman

James Grosfeld

Sir Deryck Maughan

Management Development and Compensation Committee Interlocks and Insider Participation

The Management Development and Compensation Committee is currently comprised entirely of independent directors.

Frank T. Nickell was a director of BlackRock and a member of the Management Development and Compensation Committee until the closing of the MLIM Transaction on September 29, 2006. He is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to a consulting agreement, Kelso & Company acts as a consultant to BlackRock Financial Management, Inc., an indirect wholly-owned subsidiary of BlackRock. BlackRock Financial Management, Inc. expensed $4.3 million in fees in 2006 pursuant to the consulting agreement with Kelso & Company. In addition, pursuant to an advisory agreement, Kelso & Company acts as an advisor to Magnetite Asset Investors L.L.C., a limited liability company created by BlackRock to pursue investment opportunities in the high yield markets. Magnetite Asset Investors L.L.C. expensed $1.3 million in fees in 2006 pursuant to the advisory agreement with Kelso & Company. BlackRock subleases a portion of its corporate headquarters office space to Kelso & Company at the same lease cost per month as it pays to its third party landlord. Sublease payments received by BlackRock from Kelso & Company totaled $600,000 in 2006.

In 2005, BlackRock and certain principals of Kelso & Company formed BlackRock Kelso Capital Advisors LLC, a registered investment adviser to BlackRock Kelso Capital Corporation, a privately funded, business development company that provides debt and equity capital to middle-market companies. A Nickell family trust and other trusts for the benefit of individuals associated with Kelso & Company, for which Mr. Nickell serves as a trustee, own an aggregate of 10.1% of BlackRock Kelso Capital Advisors LLC.

Mr. Rohr was a member of the Management Development and Compensation Committee until the closing of the MLIM Transaction on September 29, 2006. Mr. Rohr continues to be a director of BlackRock. He is the chairman and chief executive officer of PNC and PNC Bank. See “Certain Relationships and Related Transactions—Transactions with PNC and its Subsidiaries.”

While on the Management Development and Compensation Committee, Messrs. Nickell and Rohr took part in meetings and discussions, but did not take part in any decisions pertaining to the grant of stock options, restricted stock or restricted stock units to any executive officer or any decisions pertaining to incentive compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Summary of Compensation

The following summary compensation table sets forth information concerning compensation provided by BlackRock in 2006 to our chief executive officer, chief financial officer and the next three most highly compensated executive officers (“named executive officers”).

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Laurence D. Fink Chairman and Chief Executive Officer	2006	$500,000	$10,162,500	$3,239,104	$1,782,178	$18,000,000 (Granted in 2002 and 2003)	—	$360,718	$34,044,500

Ralph L. Schlosstein President	2006	$400,000	$6,462,500	$2,508,024	$980,198	$10,500,000 (Granted in 2002)	—	$304,366	$21,155,088

Robert S. Kapito Vice Chairman, Head of Portfolio Management	2006	$350,000	$8,904,750	$1,613,884	$801,980	$11,000,000 (Granted in 2002 and 2003)	—	$445,562	$23,116,176

Keith T. Anderson Vice Chairman, Global Chief Investment Officer—Fixed Income	2006	$250,000	$5,510,750	$1,416,927	$712,871	$11,000,000 (Granted in 2002 and 2003)	—	$307,921	$19,198,469

Steven E. Buller Managing Director, Chief Financial Officer(1)	2006	$260,000	$1,155,500	$917,588	—	—	—	$14,200	$2,347,288

(1)	Mr. Buller resigned as chief financial officer of BlackRock on March 28, 2007, but served as chief financial officer for all of 2006.
(2)	These amounts represent the cash portion of annual bonuses for fiscal 2006 awarded pursuant to the Performance Plan, and for Messrs. Kapito and Anderson, additional amounts of $3,559,500 and $2,051,500, respectively, paid in relation to the performance fees of certain alternative investment products as described in the Compensation Discussion and Analysis. To secure the deductibility of annual incentive awards (including cash bonuses) awarded to the named executive officers, each named executive officer’s total incentive award is awarded under the Performance Plan, which permits deductibility of compensation paid to the named executive officers under Section 162(m) of the Internal Revenue Code. Satisfaction of the performance criteria under the Performance Plan determines only the maximum amount of incentive compensation that may be awarded to named executive officers for the fiscal year. The amount of incentive compensation awarded to each named executive officer in January 2007 (for fiscal year 2006) was based on the criteria as more fully described in the Compensation Discussion and Analysis and was less than the portion of the performance-based bonus pool available for awards to each named executive officer under the Performance Plan.

As described in the Compensation Discussion and Analysis, on January 25, 2007, Messrs. Fink, Schlosstein, Kapito, Anderson and Buller were awarded restricted stock units as part of their annual bonuses for the 2006 fiscal year. These units had a grant date fair value of $8,278,815, $3,115,353, $5,366,763, $2,790,886 and $332,103, respectively, based on the closing price of $169.70 per share of BlackRock common stock on January 25, 2007. These values are not reflected in this Summary Compensation Table pursuant to SEC regulations.
(3)	Reflects the expense recognized during 2006 associated with outstanding restricted stock and restricted stock unit awards calculated in accordance with FAS 123(R). In accordance with FAS 123(R), BlackRock values restricted stock and restricted stock units at their grant-date fair value as measured by BlackRock’s closing stock price on the date of grant. The restricted shares and restricted stock units are expensed using the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. BlackRock assumed that no forfeitures would be made for the purpose of these calculations.
(4)	Reflects the expense recognized during 2006 associated with outstanding stock option awards calculated in accordance with FAS 123(R). In accordance with FAS 123(R), stock options were valued at their original grant date using the Black-Scholes valuation model using the following assumptions for options granted in 2002: exercise price—$37.36, volatility—0.334, risk free interest rate—1.65%, assumed option term—eight years, and dividend yield—0%; and the following assumptions for options granted in 2003: exercise price—$41.385, volatility—0.335, risk free interest rate—1.21%, assumed option term—seven years, and dividend yield—0%. The options are expensed using the straight-line method over the requisite service period of the options. BlackRock assumed that no forfeitures would be made for the purpose of these calculations.
(5)	These amounts reflect the settlement of long-term awards granted in 2002 and 2003 under the 2002 Performance-Based Retention Plan. These awards were reflected in BlackRock’s 2003 and 2004 proxy statements for Messrs. Fink, Schlosstein and Kapito. These awards were paid 16.67% in cash and 83.33% in BlackRock common stock provided by PNC pursuant to its Share Surrender Agreement with BlackRock. Award recipients were permitted to put these shares to BlackRock at the same price used to value the shares for the purposes of delivering the award on the payment date. All of the named executive officers with Compensation Awards elected to exercise this put right.
(6)	No Nonqualified Deferred Compensation Earnings were determined to be above-market. None of the named executive officers participate in any BlackRock pension plans.
(7)	For Messrs. Fink, Schlosstein, Kapito and Anderson, $335,024, $290,266, $431,462 and $294,668, respectively, is attributable to the executive officer’s personal use of aircraft services that BlackRock obtains from a third party supplier and these amounts reflect the incremental cost to BlackRock to obtain the aircraft services, net of amounts reimbursed by the executive officer. For Mr. Fink, $12,460 is attributable to the incremental cost to BlackRock of providing car service for personal use. For Messrs. Fink, Schlosstein, Kapito, Anderson and Buller $13,234, $14,100, $14,100, $13,253 and $14,200, respectively, is attributable to contributions made by BlackRock under its defined contribution (401(k)) plan.

2006 Grants of Plan-Based Awards

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by BlackRock in 2006 to our named executive officers.

Name	Grant Date	Date of Comm- ittee Action	Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Num- ber of Shares of Stock or Units (#)	All Other Option Awards: Number of Secur- ities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	(1)								(2)			(3)
Laurence D. Fink	1/23/2006	1/11/2006	—	—	—	—	—	—	29,831	—	—	$3,823,738

Ralph L. Schlosstein	1/23/2006	1/11/2006	—	—	—	—	—	—	15,689	—	—	$2,011,016

Robert S. Kapito	1/23/2006	1/11/2006	—	—	—	—	—	—	14,915	—	—	$1,911,805

Keith T. Anderson	1/23/2006	1/11/2006	—	—	—	—	—	—	12,595	—	—	$1,614,427

Steven E. Buller	1/23/2006	1/11/2006	—	—	—	—	—	—	823	—	—	$105,492

(1)	Dates shown are the dates on which approved award values were converted to a number of restricted shares or restricted stock units based on the closing price of BlackRock common stock on the applicable date.
(2)	Amounts represent grants of restricted stock units awarded to Messrs. Fink, Schlosstein, Kapito, Anderson and Buller on January 23, 2006 in lieu of the payment of cash for 25% of their 2005 bonus awards. The restricted stock units vest one-third on each anniversary of January 31, 2006. The number of restricted stock units reflect the fact that the awards of restricted stock units were based on a price equal to 90% of the average of the high and low price per share of BlackRock common stock on January 23, 2006. Voting rights do not attach to restricted stock units, but the named executive officers will be paid dividend equivalents in respect of the restricted stock units they hold at the same time as dividends are paid on shares of our common stock.
(3)	Amounts reflected represent the fair value of grants made in January 2006, based on the closing price of $128.18 per share of BlackRock common stock on January 23, 2006. These grants represent the stock portion of the annual bonuses attributable to the 2005 fiscal year.

2006 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding option awards and unvested stock awards held by our named executive officers as of December 31, 2006.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laurence D. Fink	10/1/1999	12,500	—	—	$14.0000	10/1/2009			—	—
	12/15/2000	100,000	—	—	$43.3125	12/15/2010
	10/15/2002	500,000	—	—	$37.3600	10/15/2012
	12/15/2003						11,711	$1,778,901
	1/21/2005						10,083	$1,531,608
	1/23/2006						29,831	$4,531,329

Ralph L. Schlosstein	12/15/2000	60,000	—	—	$43.3125	12/15/2010			—	—
	10/15/2002	275,000	—	—	$37.3600	10/15/2012
	12/15/2003						7,051	$1,071,047
	1/21/2005						6,134	$931,755
	1/23/2006						15,689	$2,383,159

Robert S. Kapito	10/1/1999	12,500	—	—	$14.0000	10/1/2009			—	—
	12/15/2000	40,000	—	—	$43.3125	12/15/2010
	10/15/2002	225,000	—	—	$37.3600	10/15/2012
	12/15/2003						4,633	$703,753
	1/21/2005						5,672	$861,577
	1/23/2006						14,915	$2,265,589

Keith T. Anderson	12/15/2000	35,000	—	—	$43.3125	12/15/2010			—	—
	10/15/2002	200,000	—	—	$37.3600	10/15/2012
	12/15/2003						3,985	$605,322
	1/21/2005						5,567	$845,627
	1/23/2006						12,595	$1,913,181

Steven E. Buller	10/1/2005	—	—	—	—	—	33,852	$5,142,119	—	—
	1/23/2006						823	$125,014

(1)	Amounts reflected represent the year-end value of share or unit awards, based on the closing price of $151.90 per share of BlackRock common stock on December 29, 2006.

2006 Option Exercises and Stock Vested

The following table sets forth information concerning the number of shares acquired and the value realized by our named executive officers during the fiscal year ended December 31, 2006 on the settlement of restricted stock and restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)(1)
Laurence D. Fink	—	—	21,793	$3,178,727
Ralph L. Schlosstein	—	—	13,184	$1,923,018
Robert S. Kapito	—	—	10,305	$1,503,087
Keith T. Anderson	—	—	9,551	$1,393,109
Steven E. Buller	—	—	—	—

(1)	Value realized reflects the closing price of $145.86 per share of BlackRock common stock on December 15, 2006, the vesting date, multiplied by the number of shares vesting on that date. Numbers and values shown are before share withholding for taxes.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
Laurence D. Fink	$41,585	—	$126,041	$655,286	$2,920,053
Ralph L. Schlosstein	$39,462	—	$179,186	$500,386	$963,143
Robert S. Kapito	$9,646	—	$26,175	$373,239	$159,400
Keith T. Anderson	$8,769	—	$5,416	$332,526	$93,582
Steven E. Buller	—	—	—	—	—

(1)	Includes named executive officer contributions to the PNC Supplemental Incentive Savings Plan (the “PNC SISP”). The named executive officers’ balances in the PNC SISP were transferred to the Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”) in connection with the closing of the MLIM Transaction. Amounts deferred by Messrs. Fink, Schlosstein and Kapito pursuant to the VDCP were previously reflected in the Summary Compensation Tables of prior years’ proxy statements.
(2)	Includes earnings on balances in the VDCP, the PNC SISP prior to the transfer of balances to the VDCP and the Amended and Restated BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”) prior to the vesting and payment of such balances to participants in January 2006.
(3)	Includes amounts that vested and were paid in full to the named executive officers under the IDCP in January 2006. No balances remain outstanding under the IDCP.
(4)	Includes balances in the VDCP, including amounts transferred from the PNC SISP.

Voluntary Deferred Compensation Plan

Effective January 2002, BlackRock adopted the VDCP, which allows participants to elect to defer between 1% and 100% of their annual incentive compensation not mandatorily deferred under another arrangement. Elections to defer must be made no later than June 30 of the year for which the bonus is paid. The participants must specify a deferral period of one, three, five or ten years. Deferred amounts are held by BlackRock as unsecured assets and participants may, from time to time, elect to have their deferred account credited with future investment returns from among 15 benchmark funds. The benchmark investments available for the named executive officers are the same as those for all other participants. Deferred amounts and any benchmark returns are immediately vested under the VDCP. In connection with the closing of the MLIM Transaction, balances of the named executive officers in the PNC SISP were transferred to the VDCP. BlackRock personnel are no longer eligible to participate in the PNC SISP.

Involuntary Deferred Compensation Plan

BlackRock adopted the IDCP in January 2002 for the purpose of providing deferred compensation and retention incentives to key officers and employees. The IDCP provided for a mandatory deferral of up to 15% of annual incentive compensation for fiscal years prior to 2005 for certain of the named executive officers. The mandatory deferral was matched by BlackRock in an amount equal to 20% of the deferral. The matching contribution and investment income related to the mandatory deferral vests on the third anniversary of the deferral date. No mandatory deferrals under the IDCP have been made since the annual incentive awards for fiscal year 2004 and all balances in the IDCP fully vested in January 2006 and were fully paid to the participants at that time.

Payments Upon Termination

As described previously, the named executive officers do not have employment, severance or change of control agreements with BlackRock other than the letter agreement with Mr. Buller executed at the time of his hiring. If any of the named executive officers terminate employment with BlackRock, certain of their outstanding restricted stock and restricted stock units may be subject to accelerated vesting and payment, the exercise periods of outstanding options may be shortened and VDCP balances will be paid, in each case as described below.

Restricted Stock and Restricted Stock Unit Awards

There are no change of control provisions associated with outstanding restricted stock or restricted stock unit awards. The values of such awards as of December 31, 2006 are reflected in the 2006 Outstanding Equity Awards at Fiscal Year-End table.

The restrictions on the restricted stock immediately lapse and will be settled upon death, disability, retirement or termination by BlackRock for other than cause. Upon termination for any other reason, restricted stock still subject to a restriction period will be forfeited.

The restricted stock unit awards may be subject to accelerated vesting and settlement as follows:

•	In the case of death, such awards would vest and be settlement immediately.

•

In the event of total disability or involuntary termination not for cause, such awards would continue to vest and be settled in accordance with their original grant terms for one year following a trigger event. At the one year anniversary of the triggering event, all remaining unvested and unsettled awards would vest and be settled, provided that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement.

•

In the event of a qualified retirement, awards would continue to vest and be settled in accordance with their original grant terms for one year following the qualified retirement. At the one year anniversary of the qualified retirement, all remaining unvested and unsettled awards would vest and be paid, provided that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement. Qualified retirement refers to the voluntary termination of employment with a combined age and length of service totaling 65, a minimum age of 55, a minimum of three year’s service and one-year’s advance written notice of the intention to retire. As of December 31, 2006, Mr. Schlosstein was the only named executive officer eligible for qualified retirement and he has not provided any notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, unvested awards would be forfeited.

Long-term Incentive Awards and Other Options

As described previously, the Compensation Awards made to the named executive officers in 2002 and 2003 vested and were paid in January 2007. Similarly, all stock options granted in connection with these awards became fully vested and are exercisable for the remainder of their 10-year term unless termination of employment occurs before the award is exercised. The values of all Compensation Awards as of December 31, 2006 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation table and the values of the options granted in connection with these awards, along with all other outstanding options as of December 31, 2006 are reflected in the 2006 Outstanding Equity Awards at Fiscal Year-End table. In the event employment is terminated during the term of any of these options before it is exercised, the option exercise period is shortened as follows:

•	In the event of retirement or disability, the named executive officer may exercise the award for up to three years.

•	In the event of death, the named beneficiary or estate may exercise the award for up to one year.

•	In the event of voluntary termination for other than retirement or disability or involuntary termination for other than cause, the named executive officer may exercise the award for up to 90 days.

•	In the event of termination for cause, awards are terminated as of such date.

•	Notwithstanding the described treatment above, in no case are stock options exercisable after their stated expiration date.

Deferred Compensation

Balances credited to named executive officers under the VDCP are vested at the time of deferral. All balances for the named executive officers as of December 31, 2006 are reflected in the Nonqualified Deferred Compensation table. Upon termination of employment, any plan balances will be paid to employees.

Letter Agreement

Pursuant to a letter agreement entered into with Mr. Buller at the time of his joining BlackRock in September 2005, it was agreed that he would receive a base salary of $260,000 and bonuses at the annualized rate of $1,490,000 for a 24-month period commencing with his employment. If involuntarily terminated other than for cause at December 31, 2006, Mr. Buller would have been entitled to $1,117,500 under this letter agreement.

2006 Director Compensation

The table below sets forth the compensation provided by BlackRock in 2006 to our directors who are not employees of BlackRock, Merrill Lynch or PNC. Directors who are also employees of BlackRock, Merrill Lynch or PNC (Messrs. Fink, Schlosstein, Kapito, Doll, O’Neal, Fleming, Rohr and Demchak) are not listed in the table because they do not receive compensation for serving as directors or committee members. William C. Mutterperl, a vice chairman of PNC, also served as a director until September 29, 2006 without compensation. Directors who are not employees of BlackRock, Merrill Lynch or PNC each receive an annual retainer of $75,000 per year, an annual restricted stock unit grant with a fair value of $100,000 on the last day of the first quarter and are reimbursed for reasonable travel and related expenses. The annual restricted stock unit grant will be settled on the earlier of (i) the third anniversary of the date of grant and (ii) the date such director ceases to be a member of the Board of Directors. In addition, the chairman of the Audit Committee receives an additional annual retainer of $15,000, and each director who serves as a member of the Audit Committee receives an additional annual retainer of $10,000. The Chairman of the Management Development and Compensation Committee receives an additional annual retainer of $10,000, and each director who serves as a member of the Management Development and Compensation Committee receives an additional annual retainer of $7,500. Further, each director receives $1,500 for participation in a meeting of the Board of Directors and $1,000 for participation in a meeting of the Audit or Management Development and Compensation Committees.

Each director who receives compensation will receive at least $25,000 of his or her annual retainer in the form of common stock valued at fair market value, pursuant to BlackRock’s Nonemployee Directors Stock Compensation Plan. In addition, each director who receives compensation may elect to receive common stock valued at fair market value in lieu of all or a portion of this compensation in excess of $25,000, pursuant to this Plan. As indicated below, substantially all of the directors elected to take common stock in lieu of cash payments.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William O. Albertini	—		$224,477	(1)	—	—	—	—	$224,477
Dennis D. Dammerman	—		$218,886	(2)	—	—	—	—	$218,886
Kenneth B. Dunn	—		$219,414	(3)	—	—	—	—	$219,414
Murry S. Gerber	—		$219,414	(3)	—	—	—	—	$219,414
James Grosfeld	—		$209,821	(4)	—	—	—	—	$209,821
David H. Komansky	$90,000	(5)	$124,868	(6)	—	—	—	—	$214,868
Sir Deryck Maughan	—		$26,582	(7)	—	—	—	—	$26,582
Frank T. Nickell(8)	—		$185,772	(9)	—	—	—	—	$185,772
Thomas H. O’Brien	—		$194,405	(10)	—	—	—	—	$194,405
Linda Gosden Robinson	$47,250	(11)	$147,172	(12)	—	—	—	—	$194,422

(1)	Includes annual restricted stock unit grant of 714 restricted stock units of BlackRock, Inc. with a fair value of $99,960, based on the closing stock price on March 31, 2006 of $140.00 per share (the “Annual RSU Grant”), which was outstanding at year-end, and 246, 216, 204 and 195 shares of common stock granted on March 31, June 30, September 29 and December 29, respectively, based on closing market prices on such dates of $140.00, $139.17, $149.00 and $151.90, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(2)	Includes the Annual RSU Grant, which was outstanding at year-end, and 243, 188, 172 and 218 shares of common stock granted on March 31, June 30, September 29 and December 29,

respectively, based on closing market prices on such dates of $140.00, $139.17, $149.00 and $151.90, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.

(3)	Includes the Annual RSU Grant, which was outstanding at year-end, and 248, 196, 196 and 186 shares of common stock granted on March 31, June 30, September 29 and December 29, respectively, based on closing market prices on such dates of $140.00, $139.17, $149.00 and $151.90, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(4)	Includes the Annual RSU Grant, which was outstanding at year-end, and 243, 188, 155 and 175 shares of common stock granted on March 31, June 30, September 29 and December 29, respectively, based on closing market prices on such dates of $140.00, $139.17, $149.00 and $151.90, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(5)	Includes cash payments of $28,500, $20,500, $20,000 and $21,000 paid on March 31, June 30, September 29 and December 29, respectively, paid for a portion of the Board annual retainer and Board and committee meeting fees.
(6)	Includes the Annual RSU Grant, which was outstanding at year-end, and 44, 45, 42 and 41 shares of common stock granted on March 31, June 30, September 29 and December 29, respectively, based on closing market prices on such dates of $140.00, $139.17, $149.00 and $151.90, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(7)	Includes the Annual RSU Grant, which was outstanding at year-end, and 175 shares of common stock granted on December 29, 2006 based on the closing stock price on such date of $151.90, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(8)	Mr. Nickell ceased to be a director on September 29, 2006 in connection with the closing of the MLIM Transaction.
(9)	Includes the Annual RSU Grant, which was outstanding at year-end, and 244, 187 and 172 shares of common stock granted on March 31, June 30 and September 29, respectively, based on closing market prices on such dates of $140.00, $139.17 and $149.00, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(10)	Includes the Annual RSU Grant, which was outstanding at year-end, and 208, 157, 146 and 143 shares of common stock granted on March 31, June 30, September 29 and December 29, respectively, based on closing market prices on such dates of $140.00, $139.17, $149.00 and $151.90, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.
(11)	Includes cash payments of $13,875, $11,625, $10,875 and $10,875 paid on March 31, June 30, September 29 and December 29, respectively, paid for a portion of the Board annual retainer and Board and committee meeting fees.
(12)	Includes the Annual RSU Grant, which was outstanding at year-end, and 99, 84, 73 and 71 shares of common stock granted on March 31, June 30, September 29 and December 29, respectively, based on closing market prices on such dates of $140.00, $139.17, $149.00 and $151.90, respectively, paid for the Board annual retainer and Board and committee meeting fees and for which the entire expense was recorded on the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who own more than 10% of a registered class of BlackRock’s equity securities, to file reports of holdings of, and transactions in, BlackRock shares with the SEC and the NYSE. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2006, our directors, Section 16 officers and 10% holders met all applicable SEC filing requirements, except that through an oversight, Mr. Anderson filed one Form 4 approximately three months late reporting 11 transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Merrill Lynch and its Subsidiaries

On September 29, 2006, Merrill Lynch contributed the entities and assets that constituted its investment management business, MLIM, to BlackRock in exchange for 52,395,082 shares of BlackRock’s common stock and 12,604,918 shares of its Series A non-voting participating preferred stock. Immediately following the closing and as of January 31, 2007, Merrill Lynch owned 45% of BlackRock’s voting common stock and approximately 49.3% of the fully-diluted capital stock of the combined company. E. Stanley O’Neal, the chairman, chief executive officer and president of Merrill Lynch, and Gregory J. Fleming, executive vice president of Merrill Lynch and the president of Global Markets & Investment Banking of Merrill Lynch, also serve as directors of BlackRock.

Global Distribution Agreement

On September 29, 2006, BlackRock entered into a global distribution agreement with Merrill Lynch. The global distribution agreement provides a framework under which Merrill Lynch distributes BlackRock’s investment advisory products (including those of the former MLIM business). The total amount expensed by BlackRock during 2006 relating to Merrill Lynch portfolio administration and servicing of products covered by the distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $96.4 million.

Pursuant to the global distribution agreement, Merrill Lynch has agreed to cause each of its distributors to continue distributing BlackRock covered products and covered products of the former MLIM business that it distributed as of February 15, 2006 on the same economic terms as were in effect on February 15, 2006 or as the parties otherwise agree. For new covered products introduced by BlackRock to Merrill Lynch for distribution that do not fall within an existing category, type or platform of covered products distributed by Merrill Lynch, the Merrill Lynch distributors must be offered the most favorable economic terms offered by BlackRock to other distributors of the same product. If a covered product that does not fall within an existing category, type or platform of covered products distributed by Merrill Lynch becomes part of a group or program of similar products distributed by the Merrill Lynch distributors, some of which are sponsored by managers other than BlackRock, the economic terms offered by Merrill Lynch distributors to BlackRock for the distribution of such covered products must be at least as favorable as the most favorable economic terms to which any such product is entitled. The economic terms of all covered products distributed by Merrill Lynch will remain in effect until January 1, 2009.

Sales Incentive Restrictions

Merrill Lynch may not, and must cause its distributors not to, provide its sales force with economic incentives for the sale of products that compete with covered products of BlackRock that are any greater than the sales incentives provided to the BlackRock covered products. However, no Merrill Lynch distributor is prohibited from selling products that provide for different rates of sales load, or placement, Rule 12b-1 or other related fees.

Product Availability

During the term of the distribution agreement, BlackRock must permit each Merrill Lynch distributor to distribute covered products of the former MLIM business, on a basis not less favorable than they were distributed by such Merrill Lynch distributor prior to BlackRock’s acquisition of MLIM or as the parties otherwise agree. For any other covered product in which a Merrill Lynch distributor expresses an interest to BlackRock, upon request of such distributor, BlackRock must use all commercially reasonable efforts to cause each such Merrill Lynch distributor to have the right to distribute such products on a basis not less favorable than that on which any Merrill Lynch distributor distributed comparable covered products of the former MLIM business in the channel in question or other products that would generally be viewed as competitive with such covered products.

New Products

Merrill Lynch must, upon notice from BlackRock, subject to applicable law, standards and practices, use all commercially reasonable efforts to provide distribution services and access to Merrill Lynch distributors for any new covered product on terms in accordance with the distribution agreement. However, neither Merrill Lynch nor any Merrill Lynch distributor may require us to offer any new covered products, or limit us from developing or launching any new covered products.

Transition Services Agreement

On September 29, 2006 BlackRock entered into a transition services agreement with Merrill Lynch and its controlled affiliates to allow BlackRock to transition from relying on Merrill Lynch for various functions for the former MLIM business to using BlackRock’s own systems and to allow Merrill Lynch to transition from relying on the former MLIM business for various functions to using Merrill Lynch’s own systems. The services provided in the 12 months prior to September 29, 2006 continue to be provided at the same general level of service as they were provided prior to September 29, 2006, until such time as the service recipient is able to provide such services (or a substitute) on its own. The pricing for such services is required to be consistent with historical practices. The total amount expensed by BlackRock for transition services payable to Merrill Lynch in 2006 was $8.7 million, which was partially offset by $2.9 million in transition services payable by Merrill Lynch to BlackRock in 2006.

Lease of Princeton Corporate Campus Office Space

BlackRock leases office space owned by Merrill Lynch, known as the Princeton Corporate Campus of the former MLIM business, located in Princeton, New Jersey. The lease began in October of 2006 and has a five year term, subject to early termination in the event Merrill Lynch ceases to own the property. The total amount paid by BlackRock to Merrill Lynch in respect of rent and other amounts due under the Princeton Corporate Campus lease in 2006 was $3.2 million.

Other Transactions with Merrill Lynch and its Subsidiaries

From time to time in the ordinary course of our business, acting as either principal or as agent for our clients, we effect transactions in securities and other financial assets with Merrill Lynch and its subsidiaries. The amount of compensation or other value received by Merrill Lynch in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. For transactions in equity securities in which Merrill Lynch acts as a broker for BlackRock, a transaction commission is normally charged. The estimated amount of such commissions paid to Merrill Lynch in 2006 since the closing of the MLIM Transaction was $8.7 million. Fixed income and certain other securities and financial assets are typically not traded on a commission basis. The estimated value of the notional amount involved in fixed income trading transactions, excluding swaps and futures, with Merrill Lynch and its subsidiaries in 2006 since the closing of the MLIM Transaction was $6.9 billion.

BlackRock provides investment advisory and administration services to its open and closed-end funds and other commingled or pooled funds and separate accounts in which Merrill Lynch and its clients invest. In addition, BlackRock provides investment advisory and administration services to certain Merrill Lynch subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from Merrill Lynch and its affiliates in relation to these services in 2006 totaled $203.3 million.

Merrill Lynch also serves as plan administrator for BlackRock’s defined contribution plan and BlackRock incurred approximately $100,000 in expense related to these services in 2006.

Transactions with PNC and its Subsidiaries

As a result of the closing of the MLIM Transaction on September 29, 2006, PNC, which owned approximately 69% of the total capital stock of BlackRock immediately prior to the transaction, owned approximately 38% of the voting common stock of BlackRock and approximately 34% of the total capital stock of BlackRock on a fully-diluted basis immediately following the closing and as of January 31, 2007. James E. Rohr, the chairman and chief executive officer of PNC, and William S. Demchak, a vice chairman of PNC, are also directors of BlackRock. William C. Mutterperl, a vice chairman of PNC, also served as a director during 2006 until the closing of the MLIM Transaction.

BlackRock provides investment advisory and administration services to its open- and closed-end funds and other commingled or pooled funds and separate accounts in which PNC and its affiliates invest. In addition, BlackRock provides investment advisory and administration services to certain PNC subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from PNC and its affiliates in relation to these services in 2006 totaled $67.9 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees for which it received an annual fee of $5.9 million for 2006. BlackRock provides private client services to PNC Advisors, one of PNC’s businesses, for which it received an annual fee of $5.5 million for 2006. These amounts were included in the $67.9 million in investment advisory and administration fees set forth in the prior paragraph.

Pursuant to an administrative services agreement, PNC provides BlackRock with certain management and administrative services. The services include legal, audit, employee benefit, payroll and information services. As consideration for these services, BlackRock pays PNC a monthly fee based on actual usage of the services or on defined formulas that, in management’s view, result in reasonable charges. Total expense for these services was $1.5 million for 2006. No such services have been performed subsequent to November 2006.

BlackRock paid $600,000 to PNC affiliates in 2006 for referrals of institutional clients.

From time to time in the ordinary course of our business, acting as either principal or as agent for our clients, we effect transactions in securities and other financial assets with PNC and its subsidiaries. The amount of compensation or other value received by PNC in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. We principally engage in fixed income transactions with PNC, which are typically not traded on a commission basis. The estimated value of the notional amount involved in fixed income trading transactions, excluding swaps and futures, with PNC and its subsidiaries in 2006 was $2.4 billion.

BlackRock utilizes financial intermediaries associated with the sale of back-end loaded shares of certain BlackRock mutual funds. Prior to the closing of the MLIM Transaction, an indirect wholly-owned subsidiary of PNC acted as the sole such financial intermediary. Subsequent to the closing of the MLIM Transaction, BlackRock also obtained such services from an affiliate of Merrill Lynch. In 2006, BlackRock recognized expenses of $4.6 million prior to, and $17.9 million subsequent to, the closing of the MLIM Transaction related to such services.

Tax Arrangements with PNC

On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement that sets forth each party’s rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock’s initial public offering on that date and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. As a result of the tax disaffiliation agreement, BlackRock may be responsible for its share of additional tax for unaudited tax years which may be subsequently challenged by taxing authorities.

BlackRock has filed its own consolidated federal income tax returns since its initial public offering in 1999. Since 1999 BlackRock has filed selected state and municipal income tax returns with one or more PNC subsidiaries on a combined or unitary basis, and will also file selected state and municipal income tax returns with one or more PNC subsidiaries on a combined or unitary basis for the period from January 1, 2006 though September 29, 2006. BlackRock does not expect to file state or municipal income tax returns with PNC subsidiaries on a combined or unitary basis for tax periods beginning after September 29, 2006.

When BlackRock was included in a group’s combined or unitary state or municipal income tax filing with PNC subsidiaries, BlackRock’s share of the liability generally was based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality.

Stockholder Agreements with Merrill Lynch and PNC

On February 15, 2006, BlackRock entered into a stockholder agreement with Merrill Lynch and an implementation and stockholder agreement with PNC. These agreements govern the respective ownership interests of Merrill Lynch and PNC in BlackRock. The following paragraphs describe certain key provisions of the stockholder agreements.

Share Ownership

The Merrill Lynch stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by Merrill Lynch at any time (which we refer to as the

“Merrill ownership cap”). Due to the Merrill ownership cap, Merrill Lynch is not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold greater than 49.8% of the total voting power of the voting securities of BlackRock issued and outstanding at such time or 49.8% of the sum of the voting securities and the preferred stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time. The PNC implementation and stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by PNC at any time (which we refer to as the “PNC ownership cap”). Due to the PNC ownership cap, PNC is generally not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold more than the greater of 35% or the percentage it held at the closing of the MLIM Transaction of the total voting power of the voting securities of BlackRock. The PNC ownership cap is subject to increase, to up to 40%, solely to the extent PNC’s increased ownership of the voting securities of BlackRock is attributable to stock repurchases or self-tenders by BlackRock.

In addition, neither Merrill Lynch nor PNC may acquire any shares of BlackRock from any person other than BlackRock or a person that owns 20% or more of the total voting power of the voting securities of BlackRock (other than itself), if, after such acquisition, it would hold capital stock of BlackRock representing more than 90% of its ownership cap.

Prohibited Actions

At all times, each of Merrill Lynch and PNC is prohibited from taking part in soliciting, negotiating with, providing information to or making any statement or proposal to any person with respect to, or making any public announcement with respect to:

•	an acquisition which would result in Merrill Lynch or PNC, as the case may be, holding more than its ownership cap, or holding any equity securities of any controlled affiliate of BlackRock;

•

any business combination or extraordinary transaction involving BlackRock or any controlled affiliate of BlackRock, including a merger, tender or exchange offer or sale of any substantial portion of the assets of BlackRock or any controlled affiliate of BlackRock;

•	any restructuring, recapitalization or similar transaction with respect to BlackRock or any controlled affiliate of BlackRock;

•	any purchase of the assets of BlackRock or any controlled affiliate of BlackRock, other than in the ordinary course of its business;

•

being a member of a “group,” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding or disposing of any shares of capital stock of BlackRock or any controlled affiliate of BlackRock;

•	selling any BlackRock capital stock in an unsolicited tender offer that is opposed by the BlackRock Board of Directors;

•

any proposal to seek representation on the Board of Directors of BlackRock except as contemplated by such party’s stockholder agreement or, any proposal to seek to control or influence the management, Board or policies of BlackRock or any controlled affiliate of BlackRock; or

•	any action to encourage or act in concert with any third party to do any of the foregoing.

Additional Purchase of Voting Securities

The Merrill Lynch stockholder agreement gives Merrill Lynch the right, (1) in any issuance of voting securities or non-voting series A convertible participating preferred stock of BlackRock, to purchase an amount of such stock upon such issuance that gives Merrill Lynch the lesser of (a) its ownership cap or (b) an ownership percentage in BlackRock equal to what it held prior to the issuance, and (2) in any issuance of voting securities or non-voting Series A convertible participating preferred stock of BlackRock which will, together with any stock issuance or transfer of stock since the closing of the MLIM Transaction, decrease its total voting power to 90% or less of its ownership cap, to purchase an amount of voting securities upon such issuance that would give it the lesser of (a) its ownership cap or (b) an ownership percentage of voting securities in BlackRock equal to what it held prior to the issuance. The PNC implementation and stockholder agreement gives PNC the right, in any issuance of BlackRock capital stock, to purchase an amount of stock upon such issuance that would result in PNC holding the lesser of (1) its ownership cap or (2) an ownership percentage in BlackRock equal to what it held prior to the issuance, unless such issuance constitutes a public offering and would not, together with any stock issuance or transfer of stock since the closing of the MLIM Transaction, decrease PNC’s total voting power to 90% or less of its ownership cap.

Share Repurchase

If BlackRock engages in a share repurchase, BlackRock may require each of Merrill Lynch and PNC to sell an amount of securities that will cause its beneficial ownership of BlackRock capital stock not to exceed its ownership cap. As described above, PNC’s ownership cap is subject to increase solely to the extent PNC’s increased ownership of the voting securities of BlackRock is attributable to stock repurchases or self-tenders by BlackRock.

Transfer Restrictions

Under the terms of its stockholder agreement, through September 29, 2009, Merrill Lynch is not permitted to transfer any BlackRock capital stock, other than to its affiliates, without prior written consent of BlackRock. PNC may not, and after September 29, 2009 Merrill Lynch may not, transfer any capital stock of BlackRock beneficially owned by it, except for transfers to their respective affiliates and transfers in certain other specified categories of transactions that would not result in the beneficial ownership, by any person, of more than 5% of the total voting power of issued and outstanding BlackRock capital stock.

Right of Last Refusal

Each of Merrill Lynch and PNC must notify BlackRock if it proposes to sell shares of BlackRock capital stock, except in the case of tax-free transfers to charitable organizations or foundations. Upon receipt of such notice, BlackRock will have the right to purchase all of the stock being offered, at the price and terms described in the notice, except in the case of tax-free transfers to charitable organizations (and, in the case of PNC, tax-deferred transfers).

Change of Control of Merrill Lynch

Upon a change of control of Merrill Lynch that occurs on or prior to September 29, 2011, Merrill Lynch must (1) transfer to an unaffiliated third party a number of voting securities of BlackRock that will reduce the total voting power of its BlackRock capital stock to 24.9% or less, or (2) exchange all of its shares of common stock for non-voting series A convertible participating preferred stock.

Change of Control of PNC

If a change of control of PNC occurs prior to September 29, 2011 and the Board of Directors of BlackRock determines within 12 months of such change of control that the fundamental economics and operations of BlackRock have been materially and adversely affected by such change of control, PNC must transfer, as promptly as practicable, all shares of BlackRock capital stock beneficially owned by it to an unaffiliated third party immediately after the change of control occurs.

Corporate Governance

Board Designation

Both the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement provide that the Board of Directors will consist of the following 17 directors:

•	nine directors who will be independent for purposes of the rules of the NYSE and will not be designated by or on behalf of Merrill Lynch, PNC or any of their respective affiliates;

•	four directors who will be members of BlackRock management (including at least one who will be a former executive of MLIM);

•	two directors, each in a different class, who will be designated by Merrill Lynch; and

•	two directors, each in a different class, who will be designated by PNC.

Of our current directors, E. Stanley O’Neal and Gregory J. Fleming were designated by Merrill Lynch. James E. Rohr and William S. Demchak were designated by PNC.

Voting Agreement

Merrill Lynch and PNC have agreed to vote all of their shares in accordance with the recommendation of the Board of Directors to the extent consistent with the provisions of the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, including the election of directors.

Approvals

Under the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, the following may not be done without prior approval of all of the independent directors then in office, or at least two-thirds of the directors then in office:

•	appointment of a new chief executive officer of BlackRock;

•

any merger, issuance of shares or similar transaction in which beneficial ownership of a majority of the total voting power of BlackRock capital stock would be held by persons different than those currently holding such majority of the total voting power, or any sale of all or substantially all assets of BlackRock;

•

any acquisition of any person or business which has a consolidated net income after taxes for its preceding fiscal year that equals or exceeds 20% of BlackRock’s consolidated net income after taxes for its preceding fiscal year if such acquisition involves the current or potential issuance of BlackRock capital stock constituting more than 10% of the total voting power of BlackRock capital stock issued and outstanding immediately after completion of such acquisition;

•

any acquisition of any person or business constituting a line of business that is materially different from the lines of business BlackRock and its controlled affiliates are engaged in at that time if such acquisition involves consideration in excess of 10% of the total assets of BlackRock on a consolidated basis;

•	except for repurchases otherwise permitted under their respective stockholder agreements, any repurchase by BlackRock or any subsidiary of shares of BlackRock capital stock such that after giving effect to such repurchase BlackRock and its subsidiaries shall have repurchased more than 10% of the total voting power of BlackRock capital stock within the 12-month period ending on the date of such repurchase;

•	any amendment to BlackRock’s certificate of incorporation and, in the case of the PNC implementation and stockholder agreement, of its bylaws;

•	any matter requiring stockholder approval pursuant to the rules of the NYSE; or

•	any amendment, modification or waiver of any restriction or prohibition on Merrill Lynch or PNC or their respective affiliates provided for under their respective stockholder agreements.

Under the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch and PNC, respectively:

•

until September 29, 2011, (1) any merger, issuance of shares or similar transaction that would cause a majority of the total voting power of the capital stock of BlackRock or the person surviving such transaction to be beneficially owned by one or more persons other than those holding a majority of the total voting power of the capital stock of BlackRock prior to such transaction or (2) any other merger, issuance of shares or similar transaction in which more than 20% of the total voting power of the capital stock of BlackRock or the person surviving such transaction would be beneficially owned by any person who beneficially owned less than 20% of the total voting power of the capital stock of BlackRock or of such surviving person immediately prior to such transaction;

•

any sale of any subsidiary of BlackRock, the annualized revenues of which, together with the annualized revenues of any other subsidiaries disposed of within the same year, are more than 20% of the annualized revenues of BlackRock for the preceding fiscal year on a consolidated basis; or

•	a voluntary bankruptcy or similar filing by BlackRock.

Under the Merrill Lynch stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch:

•

after September 29, 2011, any merger, issuance of shares or similar transaction that would cause a majority of the total voting power of the capital stock of BlackRock to be beneficially owned by an entity included on a list of “restricted persons” comprising up to nine of Merrill Lynch’s competitors, to be delivered by Merrill Lynch prior to September 29, 2011, or any sale of all or substantially all of the assets of BlackRock to any such restricted person;

•

any amendment of any provision of a stockholder agreement between BlackRock and PNC that would be viewed by a reasonable person as being adverse to Merrill Lynch or materially more favorable to the rights of PNC than to Merrill Lynch;

•

any amendment, modification, repeal or waiver of BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of Merrill Lynch or more favorable to the rights of PNC, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause Merrill Lynch or any of its affiliates to suffer regulatory disqualification, suspension of registration or other material adverse regulatory consequences; or

•

any acquisition which would be reasonably likely to require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation under the Bank Holding Company Act of 1956, the Change of Bank Control Act of 1978 or Section 10 of the Homeowners Loan Act of 1934.

Under the PNC implementation and stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of PNC:

•	for so long as BlackRock is a subsidiary of PNC for purposes of the Bank Holding Company Act of 1956, entering into any business or activity that is prohibited for any such subsidiary under such Act;

•

any amendment of any provision of the Merrill Lynch stockholder agreement that would be viewed by a reasonable person as being adverse to PNC or materially more favorable to the rights of Merrill Lynch than to PNC; or

•

any amendment, modification, repeal or waiver of BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of PNC or more favorable to the rights of Merrill Lynch, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause PNC or any of its affiliates to suffer regulatory disqualification, suspension of registration or other material adverse regulatory consequences.

Committees

To the extent permitted by applicable laws, rules and regulations and except as otherwise determined by BlackRock’s Board of Directors, each committee of BlackRock’s Board of Directors must consist of a majority of independent directors and the Audit Committee, the Management Development and Compensation Committee and the Nominating and Governance Committee must each consist entirely of independent directors. The Executive Committee must consist of not less than five members of which one must be designated by Merrill Lynch and one must be designated by PNC.

Significant Stockholder Transactions

The stockholder agreements prohibit BlackRock or its affiliates from entering into any transaction with Merrill Lynch, PNC or their respective affiliates unless such transaction was in effect as of September 29, 2006, is in the ordinary course of business of BlackRock or has been approved by a majority of the directors of BlackRock, excluding those appointed by the party wishing to enter into the transaction.

Non-Competition

Under the Merrill Lynch stockholder agreement, Merrill Lynch may not, subject to certain exceptions, act as an asset manager to any fund or separately managed account anywhere in the world, and BlackRock may not compete in the retail securities brokerage business.

Furthermore, neither IQ Investment Advisors nor any other investment advisor controlled by Merrill Lynch will (1) directly or through one or more sub-advisors create a family of open-end funds for the purpose of replicating the former MLIM business or establishing a direct competitive threat to BlackRock or (2) create an open-end fund or family of open-end funds for the purpose of replicating BlackRock’s Funds Diversified Portfolios® (“FDP®”) platform or establishing a direct competitive threat to FDP®.

However, notwithstanding the above, BlackRock and Merrill Lynch each may:

•

acquire or hold any interest in any person engaged in any activities restricted above if the applicable party holds less than 10% of the voting interests and less than 10% of the ownership, revenue and profits interests in such person, or in connection with the bona fide third party venture capital or merchant banking line of business of Merrill Lynch or its affiliates;

•

acquire or hold interests in any person engaged in restricted activities in excess of those described above if (1) such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue and (2) the ownership percentage by BlackRock or Merrill Lynch multiplied by consolidated revenue from restricted activities does not exceed 10% of BlackRock’s or Merrill Lynch’s revenue, as applicable, provided that BlackRock or Merrill Lynch, as applicable, takes commercially reasonable actions necessary to cease or terminate the restricted activities or to sell such business to a third party that is not an affiliate;

•

acquire or hold interests in any person in excess of those described above if such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue, for so long as such person does not use the Merrill Lynch or BlackRock name, as the case may be, and BlackRock or Merrill Lynch, as the case may be, does not enter into any agreement similar to the distribution agreement described below with such person;

•

in the case of Merrill Lynch, merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any person that is not an affiliate of Merrill Lynch with an existing business engaged in the Merrill Lynch restricted activities and continue to operate such business so long as members of the Merrill Lynch board of directors do not constitute a majority of the board of directors of the surviving corporation and that the Merrill Lynch stockholders immediately prior to consummation of the transaction do not own 60% or more of the outstanding capital stock or other equity interests of the surviving entity after such transaction; and

•	engage in restricted activities if and to the extent that, prior to engaging in such activities:

•	the applicable party disclosed to the other party’s board of directors the nature, extent and duration of the restricted activities they propose to engage in; and

•	a majority of the independent directors on the applicable board of directors approves the proposed restricted activities.

Termination

The Merrill Lynch stockholder agreement will terminate upon the later of September 29, 2011 and the first date on which Merrill Lynch and its affiliates own less than 20% of the total voting power of the outstanding voting securities of BlackRock. However, the transfer restrictions imposed on Merrill Lynch above survive the termination of the Merrill Lynch stockholder agreement until Merrill Lynch and its affiliates beneficially own less than 5% of the total voting power of BlackRock capital stock issued and outstanding.

The PNC implementation and stockholder agreement will terminate on the first day on which PNC and its affiliates own less than 20% of the voting power of voting securities of BlackRock, unless PNC sends a notice indicating its intent to increase its beneficial ownership above such threshold within 10 business days after it has fallen below such threshold, and PNC buys sufficient capital stock of BlackRock within 20 business days after PNC has notice that it has fallen below 20% of the voting power of BlackRock capital stock such that it continues to own greater than 20% of the voting power of BlackRock capital stock.

Registration Rights Agreement with PNC and Merrill Lynch

On September 29, 2006, BlackRock entered into a registration rights agreement with Merrill Lynch and PNC. Pursuant to the agreement, each of PNC and Merrill Lynch have the right to require BlackRock to register certain BlackRock securities owned by it. Merrill Lynch and PNC have the right to make two such requests in any 12-month period subject to each request being for securities with a minimum value of $150,000,000. Additionally, the agreement grants both Merrill Lynch and PNC customary “piggyback” registration rights. Pursuant to the registration rights agreement, BlackRock may suspend registration for a reasonable period of time if the chief executive officer of BlackRock determines in good faith, upon consultation with counsel, that the use of a registration statement would require premature disclosure of non-public information, the disclosure of which would be materially adverse to BlackRock, with such suspension period to be limited to 60 days with the total number of suspension days of a 12-month period limited to 120 days. BlackRock is generally required to pay all expenses in connection with obtaining registrations under the registration rights agreement while Merrill Lynch and PNC will pay all sales and commission related expenses. In 2006, no such expenses were paid by BlackRock.

Transactions with Directors, Executive Officers and Other Related Parties

Linda Gosden Robinson, a director of BlackRock since July 2004, is chairman of Robinson Lerer & Montgomery, LLC, which provided strategic communications consulting services to BlackRock in 2006. During 2006, BlackRock paid Robinson Lerer & Montgomery, LLC $1,899,029 for fees and expenses and as of December 31, 2006 had incurred $128,630 in unpaid fees and expenses.

Frank T. Nickell was a director of BlackRock until the closing of the MLIM transaction on September 29, 2006. He is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to a consulting agreement, Kelso & Company acts as a consultant to BlackRock Financial Management, Inc., an indirect wholly-owned subsidiary of BlackRock. BlackRock Financial Management, Inc. expensed $4.3 million in fees in 2006 pursuant to the consulting agreement with Kelso & Company. In addition, pursuant to an advisory agreement, Kelso & Company acts as an advisor to Magnetite Asset Investors L.L.C., a limited liability company created by BlackRock to pursue investment opportunities in the high yield markets. Magnetite Asset Investors L.L.C. expensed $1.3 million in fees in 2006 pursuant to the advisory agreement with Kelso & Company. BlackRock subleases a portion of its corporate headquarters office space to Kelso & Company at the same lease cost per month as it pays to its third party landlord. Sublease payments received by BlackRock from Kelso & Company totaled $600,000 in 2006.

In 2005, BlackRock and certain principals of Kelso & Company formed BlackRock Kelso Capital Advisors LLC, a registered investment adviser to BlackRock Kelso Capital Corporation, a privately funded, business development company that provides debt and equity capital to middle-market companies. A Nickell family trust and other trusts for the benefit of individuals associated with Kelso & Company, for which Mr. Nickell serves as a trustee, own an aggregate of 10.1% of BlackRock Kelso Capital Advisors LLC.

From time to time, certain directors and executive officers, their family members, and related charitable foundations may have investments in various BlackRock investment vehicles or accounts. For certain types of products and services offered by our subsidiaries, our directors and executive officers may receive discounts that are available to our employees generally. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts. These investments are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated customers.

The husband and a sibling of Ms. Novick are employed as consultants to BlackRock Solutions and received compensation of $284,888 and $256,335, respectively, in 2006.

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

On February 27, 2007, the Board of Directors adopted a written policy regarding related person transactions, which governs and establishes procedures for the approval and ratification of related person transactions. The policy defines a related person transaction as any transaction or arrangement in which the amount involved exceeds $120,000 where BlackRock or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is, or was during the last fiscal year, a BlackRock director or executive officer, or a director nominee, or any person who is a beneficial owner of more than 5% of any class of BlackRock’s voting securities, or any immediate family member of any of the foregoing persons.

The related person transactions policy provides that related person transactions must be approved by a majority of the uninterested members of the Nominating and Governance Committee or the Board of Directors. In the event it is not practicable for BlackRock to wait for approval until the next meeting of the Nominating and Governance Committee or the Board of Directors, the Chairman of the Nominating and Governance Committee may approve the transaction.

In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person’s relationship to BlackRock and his or her interest in the transaction, (ii) the benefits to BlackRock, (iii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer, (iv) the availability of comparable products or services that would avoid the need for a related person transaction, and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

The policy provides that transactions (other than transactions in the ordinary course of business) with Merrill Lynch and PNC are governed by the special approval procedures set forth in BlackRock’s stockholder agreement with Merrill Lynch and its implementation and stockholder agreement with PNC, respectively. Those approval procedures prohibit BlackRock or its affiliates from entering into any transaction (other than any transaction in the ordinary course of business) with Merrill Lynch, PNC or their respective affiliates unless such transaction was in effect as of September 29, 2006 or has been approved by a majority of the directors of BlackRock, excluding those designated for appointment by the party wishing to enter into the transaction. Of the current directors, E. Stanley O’Neal and Gregory J. Fleming were designated by Merrill Lynch, and James E. Rohr and William S. Demchak were designated by PNC.

Prior to the adoption of this policy, related person transactions, including the transactions described above under “—Transactions with Merrill Lynch and its Subsidiaries,” “—Transactions with PNC and its Subsidiaries,” “—Stockholder Agreements with Merrill Lynch and PNC” and “—Transactions with Directors, Executive Officers and Other Related Parties” were reviewed with the Board of Directors at the time of entering into such transactions.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on February 26, 2007, the Audit Committee appointed Deloitte & Touche LLP to serve as BlackRock’s independent registered public accounting firm for 2007. This appointment is being submitted to the stockholders for ratification. Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2007.

Fees Incurred by BlackRock for Deloitte & Touche LLP

Aggregate fees incurred by BlackRock for the fiscal years ended December 31, 2006 and 2005, for BlackRock’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	2006	2005
Audit Fees (1)	$8,038,218	$2,190,107
Audit-Related Fees (2)	835,446	625,801
Tax Fees (3)	2,035,926	7,500
All other Fees (4)	229,877	286,000

Total	$11,139,467	$3,109,408

(1)	Fees for audit include time spent relating to registration statements as well as the effect of the changes in scope related to the MLIM Transaction, including the addition of statutory audit fees for international locations.

(2)	Fees for audit-related services incurred in 2006 and 2005 primarily consisted of:

•	Global Investment Performance Standards (GIPS®) verification;

•	Acquisition-related fund merger reviews (2005 only); and

•	Financial accounting and reporting consultations that are not recurring in nature.

(3)	Tax fees for 2006 primarily represent fees related to discussions regarding, and review of, the tax structuring related to the MLIM Transaction. Tax fees for 2005 represent fees paid by BlackRock related to discussions regarding tax structuring for certain BlackRock investment products.

(4)	Fees for other services incurred in 2006 and 2005 reflected a mutual fund regulatory compliance review engagement.

Audit Committee Pre-Approval Policy

In accordance with the BlackRock Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for BlackRock by BlackRock’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. Periodically, the Audit Committee reviews and pre-approves all audit, audit-related, tax and all other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions under the Pre-Approval Policy to the Audit Committee at its next scheduled meeting.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2006, relating to BlackRock equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of BlackRock common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Approved
BlackRock, Inc. 1999 Stock Award and Incentive Plan	5,980,158	(1)	$36.90	(2)	9,397,321
Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan	—		N/A		1,250,000	(3)
Nonemployee Directors Stock Compensation Plan	—		N/A		4,831
BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan	1,034,062	(4)	N/A		2,965,938	(4)

Total Approved by Stockholders	7,014,220				13,618,090

Not Approved
None	—		N/A		—

Total Not Approved by Stockholders	—		N/A		—

Total	7,014,220				13,618,090

(1)	Includes 4,457,669 shares issuable under options and 1,522,489 shares in restricted stock and restricted stock units.
(2)	Represents weighted average exercise price on options only.
(3)	The Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan became effective in January 2007 and replaced the prior plan which was suspended in August 2006.
(4)	A maximum of 4,000,000 shares are issuable under this Plan. The number of shares issuable was not determinable at December 31, 2006. Shares issued under this Plan were funded in January 2007 by a contribution of 1,034,062 outstanding shares of BlackRock common stock owned by PNC. Awards under this Plan contained a put feature whereby employees could put shares to BlackRock in exchange for cash. In January 2007, employees put a total of 943,559 shares to BlackRock at a price of $169.17 per share and such shares are being retained in treasury. The remaining 2,965,938 shares are available for distribution by PNC for awards remaining outstanding under this Plan and for future BlackRock stock grants and would not result in additional dilution to existing shareholders.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2008 annual meeting must submit their proposals to BlackRock’s Corporate Secretary on or before December 24, 2007.

Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 40 East 52nd Street, New York, New York 10022. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2008 annual meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•

not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2008 annual meeting is held within 30 days of the anniversary of the 2007 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by December 24, 2007. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•

the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary